UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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ADVANCE AUTO PARTS, INC.
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ADVANCE AUTO PARTS, INC.
4200 SIX FORKS ROAD
RALEIGH, NORTH CAROLINA 27609

Notice of 2022 Annual Meeting of Stockholders of
Advance Auto Parts, Inc. (the "Company")

Logistics

DATE AND TIME	PLACE	RECORD DATE
Thursday, May 19, 2022 at 8:30 a.m. Eastern Time	www.virtualshareholdermeeting.com/AAP2022 There will be no physical location for this year's meeting.	Holders of record of our common stock at the close of business on March 24, 2022, are entitled to vote at our Annual Meeting.
Voting Items

Board Recommendation
1	Election of the ten nominees named in the Proxy Statement to the Board of Directors ("Board") to serve until the 2023 annual meeting of stockholders	FOR each director nominee
2	Advisory vote to approve the compensation of the Company’s named executive officers	FOR
3	Ratification of the appointment by the Audit Committee of Deloitte & Touche LLP ("Deloitte") as the Company’s independent registered public accounting firm for 2022	FOR
4	Consideration of and vote upon a stockholder proposal, if properly presented at our Annual Meeting, regarding amending proxy access rights to remove the shareholder aggregation limit	AGAINST
5	Action upon such other matters, if any, as may properly come before the meeting

Advance Voting Methods
(Your vote must be received by 11:59 p.m. (EDT) on May 18, 2022, the day before the Annual Meeting)

INTERNET www.proxyvote.com	TOLL FREE TELEPHONE 1-800-690-6903	MAIL Complete and sign your proxy card

We invite you to join our Annual Meeting and vote. We urge you, after reading the attached proxy statement (the "Proxy Statement"), to vote your proxy by Internet or telephone by following the instructions on the form of proxy or by signing and returning the enclosed proxy card in the enclosed postage prepaid envelope as promptly as possible. You may vote live at the virtual meeting even if you previously voted by proxy. If you have a disability, we can provide reasonable assistance to help you participate in the meeting upon request.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be held May 19, 2022:
The Notice of 2022 Annual Stockholders' Meeting and Proxy Statement and the 2021 Annual Report on Form 10-K,
are available at www.proxyvote.com.

The Notice of Annual Meeting and the accompanying Proxy Statement are being distributed or made available, as the case may be, on or about April 1, 2022.

By order of the Board of Directors,
Tammy Moss Finley
Executive Vice President, General Counsel and Corporate Secretary
Raleigh, North Carolina
April 1, 2022

Proxy Statement Summary
Voting Roadmap

Proposal 1	Board Recommendation
Election of the ten nominees named in the Proxy Statement to the Board of Directors ("Board") to serve until the 2023 annual meeting of stockholders	The Board recommends a vote FOR each director nominee See page 1
Director Nominees

Name and Age	Director Since	Occupation	Current Committees	Other Current Public Company Boards
Carla J. Bailo, 61 Independent	2020	President and Chief Executive Officer of The Center for Automotive Research	Nominating & Corporate Governance Audit	SM Energy Company
John F. Ferraro, 66 Independent	2015	Past Global Chief Operating Officer, Ernst & Young	Audit (Chair)	International Flavors & Fragrances Inc. ManpowerGroup, Inc.
Thomas R. Greco, 63	2016	President and Chief Executive Officer, Advance Auto Parts, Inc.		Tapestry, Inc.
Joan M. Hilson, 62 Independent	2022	Chief Financial & Strategy Officer, Signet Jewelers Ltd.
Jeffrey J. Jones II, 54 Independent	2019	President, Chief Executive Officer, H&R Block, Inc.	Compensation (Chair) Nominating & Corporate Governance	H&R Block, Inc.
Eugene I. Lee, Jr., 60 Independent Chair of the Board	2015	Chairman and Chief Executive Officer, Darden Restaurants, Inc.		Darden Restaurants, Inc.
Douglas A. Pertz, 67 Independent	2018	President and Chief Executive Officer, The Brink's Company	Nominating & Corporate Governance Compensation	The Brink's Company
Sherice R. Torres, 48 Independent	2021	Chief Marketing Officer, Circle Internet Financial, LLC	Compensation	Nxt-ID, Inc.
Nigel Travis, 72 Independent	2018	Retired Chief Executive Officer and Former Chairman of the Board, Dunkin' Brands Group, Inc.	Nominating & Corporate Governance (Chair) Compensation	Abercrombie & Fitch Co.
Arthur L. Valdez Jr., 51 Independent	2020	Executive Vice President, Chief Supply Chain & Logistics Officer, Target Corporation	Audit

i

Director Skills, Core Competencies and Characteristics
In 2021, the Nominating and Corporate Governance Committee reviewed the core competencies that it believes should be represented on our Board. The Committee regularly evaluates the composition and diversity of the Board with respect to qualifications and skill sets that are important in consideration of the Company's long term strategic plan and with respect to providing effective leadership and diverse viewpoints on matters considered by the Board. The following shows certain key skills, competencies and characteristics of our director nominees.
*A-Asian; B-Black or African American; H-Hispanic or Latino; W-White; O-Other
Of the ten director nominees that compose our Board:

9 of 10 are independent	4 of 10 are diverse with respect to gender (3) or race/ethnicity (2)

Stockholder Engagement

Outreach We value dialogue with our stockholders and regularly conduct stockholder governance outreach. Feedback from stockholders is shared with the Board and applicable Committees periodically.
Participants
Outreach discussions with our stockholders generally include our Chief Executive Officer (“CEO”) and management representatives from Investor Relations, Human Resources and the office of the General Counsel and Corporate Secretary.

Topics discussed
This year, discussions with stockholders primarily focused on Environmental, Social and Governance (“ESG”) issues and actions, including our first ESG Materiality Assessment to focus our ESG priorities on topics relevant to our stakeholders that have high potential to contribute value to our business, publication of our Corporate Sustainability and Social Report, diversity, equity and inclusion and environmental sustainability, the impact of the global pandemic on our business and our response to it, executive compensation matters and Board composition.

Corporate Governance Highlights

✓	Annual election of all directors	✓	Strong Guidelines on Significant Governance Issues
✓	Directors elected by majority voting	✓	Annual evaluation of the Board, Committees and individual directors
✓	Independent Chair of the Board	✓	New director searches focused on key skills for the Company's long term strategic plan and diversity characteristics
✓	90 percent of our director nominees are independent	✓	Board policy on CEO succession planning
✓	All NYSE required Board committees consist solely of independent directors	✓	Policies prohibiting hedging and (unless certain stringent requirements are met) prohibiting pledging for all employees and directors
✓	Regular executive sessions of independent directors	✓	Robust stock ownership guidelines for directors and Executive Officers
✓	Proxy Access right for up to 20 person groups of stockholders owning 3% of our stock for 3 years to nominate up to 20% of our Board	✓	Direct oversight by the Nominating and Corporate Governance Committee of ESG matters
✓	Right for stockholders of 10% or more of the Company's stock to call a special meeting	✓	Average tenure of 3.4 years for our director nominees

Proposal 2	Board Recommendation
Advisory vote to approve the compensation of the Company’s named executive officers.	The Board recommends a vote FOR this Proposal See page 16
Executive Compensation Highlights
Our compensation programs continue to center on a pay for performance philosophy. Compensation actions in 2021 were directly aligned with this philosophy to ensure our leadership’s interests are aligned with those of our stockholders. During 2021, we introduced a modifier to our annual incentive plan ("AIP"), which modifies payouts to executives under the AIP by up to +/- 10% based on achievement of individual goals related to diversity, equity and inclusion ("DEI"), to incentivize and reward performance in a prioritized ESG area; simplified our long term incentive program by moving to a single performance metric for our performance share units, relative total shareholder return as compared to the S&P 500 over a three year period, to strengthen the focus of our executives on delivering our long term of objective of achieving top quartile total shareholder return; and introduced stock options as a component of our long term incentive compensation to more directly align the interests of our executives with those of our stockholders.

Compensation Framework
The following table summarizes the compensation elements provided for our Named Executive Officers ("NEOs") in 2021:

Element	Purpose	Metrics
Base Salary	Fixed annual cash compensation to attract and retain executives	Established after review of base salaries of executives of companies in our peer group and the performance of each executive officer
Annual Incentive Plan (“AIP”)(1)	Performance based variable pay that delivers cash incentives when executives meet or exceed key financial and operating targets	• • •	1/3 Enterprise Comparable Store Sales 1/3 Enterprise Adjusted Operating Income 1/3 Free Cash Flow Payouts modified up to +/- 10% based on achievement of individual DEI related goals
Long Term Incentive ("LTI") Equity Compensation	Performance and service based equity compensation to reward executives for a balanced combination of meeting or exceeding key financial and operating targets and creating long term stockholder value	50% Performance based Restricted Stock Units ("PSUs")
25% Time based Restricted Stock Units ("RSUs")
25% Nonqualified stock options
(1) Enterprise Comparable Stores Sales represents revenue generated by stores, branches and e-commerce in 2021 relative to the revenue generated by stores, branches and e-commerce in 2020, not including new stores and branches and independently owned Carquest branded stores. Enterprise Adjusted Operating Income represents the Company’s earnings before interest and taxes, adjusted for non-operational/non-recurring items. Free Cash Flow represents the amount of cash the Company generates from operations less purchases of property and equipment.

2021 Performance Plan Payouts

2021 Annual Incentive Plan Payout
	Threshold	Target	Maximum
Enterprise Adjusted Operating Income		✓		195%
Enterprise Comparable Store Sales			✓
Free Cash Flow			✓

2019-2021 Long Term Incentive Plan Payout
	Threshold	Target	Maximum
Return on Invested Captial ("ROIC")		✓		117%
Relative Total Shareholder Return	x
Average Annual Comparable Store Sales Growth			✓
For additional information about 2021 results achieved and corresponding plan payouts, please see the discussion beginning on page 20 in Compensation Discussion & Analysis ("CD&A").

Strong Compensation Governance

STOCKHOLDER FRIENDLY PRACTICES WE EMPLOY		STOCKHOLDER UNFRIENDLY PRACTICES WE AVOID
✓	Pay for Performance with rigorous objective financial and operational metrics that are closely tied to our success and delivery of stockholder value	✗	Excise tax gross ups for Change in Control payments
✓	Incentive Compensation Clawback Policy	✗	Repricing or exchange of underwater stock options
✓	“Double Trigger” vesting	✗	Dividends on unearned annual performance based equity awards
✓	Robust Stock Ownership Guidelines	✗	Hedging
✓	Independence requirements for our Compensation Consultant	✗	Pledging unless certain stringent requirements are met

For a detailed discussion of our executive compensation program, including the correlation to our comprehensive strategic plan focused on creating long term stockholder value, please see CD&A beginning on page 16.

Proposal 3	Board Recommendation
Ratification of the appointment by the Audit Committee of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2022	The Board recommends a vote FOR this Proposal See page 43

Proposal 4	Board Recommendation
Consideration of and vote upon a stockholder proposal, if properly presented at the Annual Meeting, regarding amending proxy access rights to remove the shareholder aggregation limit	The Board recommends a vote AGAINST this Proposal See page 46

v

Table of Contents

Proposal No. 1 Election of Directors	1	Compensation Committee Report	27
Nominees for Election to Our Board	2	Compensation Program Risk Assessment	28
Corporate Governance	7	Additional Information Regarding Executive Compensation	29
Overview	7	Summary Compensation Table	29
Board Composition and Refreshment	7	Grants of Plan-Based Awards in 2021	31
Nominations for Directors	7	Outstanding Equity Awards at 2021 Fiscal Year End	32
Board Independence and Structure	8	Option Exercises and Stock Vested in 2021	34
Board's Role in Risk Oversight	10	Non-Qualified Deferred Compensation for 2021	34
Board Evaluation	10	Potential Payments Upon Termination of Employment or Change in Control	35
Stockholder and Interested Party Communications with our Board	10	CEO Pay Ratio	37
Code of Ethics and Business Conduct	11	Information Concerning our Executive Officers	38
Code of Ethics for Finance Professionals	11	Security Ownership of Certain Beneficial Owners and Management	40
Related Party Transactions	11	Stock Ownership Guidelines for Directors and Executive Officers	41
Succession Planning	12	Delinquent Section 16(a) Reports	42
Director Compensation	13	Equity Compensation Plan Information	42
2021 Director Summary Compensation	13	Proposal No. 3 Ratification of Appointment of Deloitte & Touche LLP as our Independent Registered Public Accounting Firm for 2022	43
Directors' Outstanding Equity Awards at 2021 Fiscal-Year End	14	2021 and 2020 Audit Fees	43
Proposal No. 2 Stockholder Advisory Vote to Approve the Compensation of the Company's Named Executive Officers	15	Audit Committee Report	44
Compensation Discussion and Analysis	16	Proposal No. 4 Stockholder Proposal Entitled "Proxy Access"	45
Executive Summary	16	Board of Directors' Statement in Opposition to Proposal No. 4	46
Compensation Governance	18	Other Matters	49
Framework for Executive Compensation	21
Other Compensation and Benefit Programs	25

Note:  Unless otherwise indicated in the text, any reference to a year is intended to refer to the Company’s fiscal year of the same date as described in the Company’s 2021 Annual Report on Form 10-K filed with the Securities and Exchange Commission ("SEC") on February 15, 2022 (the "2021 Form 10-K").

Proposal No. 1
Election of Directors
At the 2022 annual meeting of stockholders (the "Annual Meeting"), you will vote to elect as directors the ten nominees listed below to serve until our 2023 annual meeting of stockholders or until their respective successors are elected and qualified. Our Board has nominated Carla J. Bailo, John F. Ferraro, Thomas R. Greco, Joan M. Hilson, Jeffrey J. Jones II, Eugene I. Lee, Jr., Douglas A. Pertz, Sherice R. Torres, Nigel Travis and Arthur L. Valdez Jr. for election as directors. All of the nominees are current members of our Board. Each nominee has consented to being named in this Proxy Statement as a nominee and has agreed to serve as a director if elected. None of the nominees to our Board has any family relationship with any other nominee or with any of our executive officers. The Board does not currently have any vacancies.
The persons named as proxies in the accompanying form of proxy have advised us that at the Annual Meeting, unless otherwise directed, they intend to vote the shares covered by the proxies FOR the election of the nominees named above. If one or more of the nominees are unable to serve, or will not serve, the persons named as proxies may vote for the election of any substitute nominees that our Board may propose. The persons named as proxies may not vote for a greater number of persons than the number of nominees named above. Our by-laws provide that a nominee for director in an uncontested election must receive a majority of the votes cast at the Annual Meeting for the election of that director in order to be elected. If a nominee for director who is an incumbent director is not elected and no successor has been elected at the Annual Meeting, the director is expected to tender his or her resignation from the Board contingent on acceptance of such resignation by the Board.

Nominees for Election to Our Board
The following information is provided about our nominees for director effective as of the record date, March 24, 2022 (the "Record Date").
CARLA J. BAILO Independent
President and Chief Executive Officer, The Center for Automotive Research

Age: 61 Director Since: August 2020 Committee: Audit; Nominating and Corporate Governance Other Current Public Company Boards: SM Energy Company
Key Experience and Skills
With an accomplished career in the automotive industry, including several leadership roles in both corporate and academic settings, Ms. Bailo brings a unique and valuable point of view to our Board. She also has significant experience in the environmental sustainability space and brings a differentiated perspective on ESG matters to our Board. She has been designated by the Board as an audit committee financial expert consistent with SEC regulations.

Professional Experience
Ms. Bailo is currently the President and Chief Executive Officer of The Center for Automotive Research, an independent, non-profit research organization that engages with leaders in the global automotive industry to support technology advancements and improve the competitiveness of the U.S. automotive industry, a position she has held since October 2017. Ms. Bailo has also been President and Chief Executive Officer of ECOS Consulting, LLC, an energy efficiency solutions provider, since 2014. Previously, Ms. Bailo served as Assistant Vice President, Mobility Research and Business Development of The Ohio State University, a public research university, from 2015 to October 2017. Prior to 2015, Ms. Bailo held various leadership roles with Nissan Motor Co. Ltd., a multinational automobile manufacturer, and began her career with General Motors Company, a multinational vehicle and financial services corporation. Ms. Bailo has served on the board of directors for SM Energy Company, a company engaged in hydrocarbon exploration, since October 2018.

JOHN F. FERRARO Independent
Past Global Chief Operating Officer, Ernst & Young

Age: 66 Director Since: February 2015 Committee: Audit (Chair) Other Current Public Company Boards: International Flavors & Fragrances Inc. ManpowerGroup Inc.
Key Experience and Skills
Mr. Ferraro has extensive financial, corporate management, governance and public policy experience which enables him to assist the Board in identifying trends and developments that affect public companies. In addition, the Board benefits from his experience in the areas of marketing and the development of corporate strategy. He has been designated by the Board as an audit committee financial expert consistent with SEC regulations.

Professional Experience
Mr. Ferraro served as our independent Lead Director from November 2015 to May 2016. Mr. Ferraro served as Executive Vice President, Strategy and Sales of Aquilon Energy Services, a software and services company for the energy industry from February 2019 to July 2019. He served as Global Chief Operating Officer ("COO") of Ernst & Young ("EY"), a leading professional services firm, from 2007 to December 2014 and retired as a partner of EY at the end of January 2015. In addition, Mr. Ferraro served as a member of EY’s Global Executive Board for more than 10 years. Mr. Ferraro joined EY in 1976 and prior to his COO role he served in several senior leadership positions at EY, including Global Vice Chair Audit. Mr. Ferraro practiced as a Certified Public Accountant for 35 years. Mr. Ferraro has served as a director for ManpowerGroup Inc., a provider of workforce solutions, since January 2016, and for International Flavors & Fragrances Inc., a manufacturer of flavors and fragrances, since May 2015.

THOMAS R. GRECO
President and Chief Executive Officer, Advance Auto Parts, Inc.

Age: 63 Director Since: April 2016 Committee: None Other Current Public Company Boards: Tapestry, Inc.
Key Experience and Skills
Mr. Greco has served as our President and Chief Executive Officer and a member of our Board since 2016. Previously, Mr. Greco was the Chief Executive Officer of Frito-Lay North America, where he worked to grow revenue and increase profits, providing him with important experience in the consumer retail industry. Mr. Greco brings to the Board significant experience and leadership in the areas of corporate strategy, marketing, supply chain and logistics.

Professional Experience
Mr. Greco became our President and Chief Executive Officer in August 2016, having served as Chief Executive Officer since April 2016. From September 2014 until April 2016, Mr. Greco served as Chief Executive Officer, Frito-Lay North America, a unit of PepsiCo, Inc. (“PepsiCo”), a leading global food and beverage company. As Chief Executive Officer, Frito-Lay North America, Mr. Greco was responsible for overseeing PepsiCo’s snack and convenient foods business in the U.S. and Canada. Mr. Greco previously served as Executive Vice President, PepsiCo and President, Frito-Lay North America from September 2011 until September 2014 and as Executive Vice President and Chief Commercial Officer for Pepsi Beverages Company from 2009 to September 2011. Mr. Greco joined PepsiCo in Canada in 1986 and served in a variety of leadership positions, including Region Vice President, Midwest; President, Frito-Lay Canada; Senior Vice President, Sales, Frito-Lay North America; President, Global Sales, PepsiCo; and Executive Vice President, Sales, North America Beverages. Before joining PepsiCo, Mr. Greco worked at The Proctor & Gamble Company, a consumer packaged goods company. He has served as a director of Tapestry, Inc., an American multinational luxury fashion holding company, since December 2020.

JOAN M. HILSON Independent
Chief Financial & Strategy Officer, Signet Jewelers Ltd.

Age: 62 Director Since: March 2022 Committees: None Other Current Public Company Boards: None
Key Experience and Skills
Ms. Hilson brings more than 35 years of finance experience and deep specialty retail experience to our Board. In her role as Chief Financial & Strategy Officer of Signet Jewelers, she has strong experience with leading transformation on a strategy intended to drive profitable growth through innovation, capital management, real estate optimization and expansion of market share, which brings valuable perspective to our Board.

Professional Experience
Ms. Hilson has served as Chief Financial & Strategy Officer of Signet Jewelers, Ltd., the world's largest retailer of diamond jewelry, since March 2021, and she has served as Signet's Chief Financial Officer since April 2019. Prior to joining Signet, Ms. Hilson served as Chief Financial Officer of David’s Bridal Inc., a large specialty clothing retailer from 2014 to 2019; Executive Vice President and Chief Financial Officer and other executive financial leadership roles at American Eagle Outfitters, Inc., a lifestyle, clothing and accessories retailer from 2005 to 2012; and in several financial reporting, financial planning and merchandise planning positions at Limited Brands, Inc., a specialty retailer, including as Executive Vice President and Chief Financial Officer for Victoria’s Secret Stores division. Ms. Hilson served as the Controller of Sterling Jewelers (now Signet Jewelers) from 1985 to 1992. She began her career as an auditor at Coopers & Lybrand LLP, one of the oldest professional financial and consulting services firms in the United States (which subsequently merged with PricewaterhouseCoopers).

JEFFREY J. JONES II Independent
President and Chief Executive Officer, H&R Block, Inc.

Age: 54 Director Since: February 2019 Committees: Compensation (Chair); Nominating and Corporate Governance Other Current Public Company Boards: H&R Block, Inc.
Key Experience and Skills
Mr. Jones brings to the Board nearly 30 years of executive management, innovative leadership and operational excellence experience while holding key roles with top companies in the retail, consumer products, agency and technology industries, where he has had substantial experience with launching initiatives to drive traffic, brand affinity and loyalty. His position as a director of another public company also enables him to share with the Board his experience with governance issues facing public companies.

Professional Experience
Mr. Jones is currently President and Chief Executive Officer of H&R Block, Inc., a global consumer tax services provider, a position he has held since October 2017. Prior to October 2017, Mr. Jones served as H&R Block’s President and Chief Executive Officer-Designate beginning in August 2017. Previously, Mr. Jones served as President, Ride Sharing at Uber Technologies Inc., an on-demand car service company, from September 2016 until March 2017 and Executive Vice President and Chief Marketing Officer at Target Corporation, a retail sales company, from April 2012 to September 2016. Prior to his time at Target Corporation, Mr. Jones held various executive and leadership roles related to sales, agency and marketing with iconic brands such as The Coca-Cola Company and The Gap, Inc. He has served as a director of H&R Block, Inc. since 2017.

EUGENE I. LEE, JR. Independent (Chair of the Board)
Chairman and Chief Executive Officer, Darden Restaurants, Inc.

Age: 60 Director Since: November 2015 Committee: None Other Current Public Company Boards: Darden Restaurants, Inc.
Key Experience and Skills
Mr. Lee’s experience as the Chief Executive Officer of a national group of chain restaurants provides him with strong insights into customer service and the types of management issues that face companies with large numbers of employees in numerous locations throughout the country. In addition, he brings experience in marketing, real estate, strategic planning and change management.

Professional Experience
Mr. Lee is currently serving, and until May 29, 2022, will continue to serve, as the Chairman and Chief Executive Officer of Darden Restaurants, Inc. ("Darden"), the owner and operator of Olive Garden, LongHorn Steakhouse, Bahama Breeze, Cheddar's Scratch Kitchen, Seasons 52, The Capital Grille, Eddie V’s and Yard House restaurants in North America, positions he has held since January 2021. On May 29, 2022, Mr. Lee will be retiring as Chief Executive Officer but will continue to serve on the Darden Board of Directors in a non-executive capacity. Previously, Mr. Lee served as Darden’s President and Chief Executive Officer from February 2015 to January 2021, President and Interim Chief Executive Officer from October 2014 to February 2015, and President and Chief Operating Officer from September 2013 to October 2014. He served as President of Darden’s Specialty Restaurant Group from October 2007 to September 2013 following Darden’s acquisition of RARE Hospitality International, Inc., where he had served as President and a member of the Board of Directors since 2001. Mr. Lee has served as a member of the Darden Board of Directors since February 2015.

DOUGLAS A. PERTZ Independent
President and Chief Executive Officer, The Brink's Company

Age: 67 Director Since: May 2018 Committee: Compensation; Nominating and Corporate Governance Other Current Public Company Boards: The Brink's Company
Key Experience and Skills
Mr. Pertz has led several global companies as Chief Executive Officer over the past 20 years and throughout his career has guided multinational organizations through both operational turnaround and growth acceleration. Mr. Pertz’s leadership positions have honed his operational expertise in branch and route-based logistics, business-to-business services, channel and brand marketing and growth through acquisition.

Professional Experience
Mr. Pertz is currently, and through May 6, 2022 will be, the President and Chief Executive Officer of The Brink’s Company (“Brink’s”), the world’s largest cash management company including cash-in-transit, ATM services, international transportation of valuables, cash management and payment services. He has held these positions since June 2016. On May 6, 2022, Mr. Pertz will transition to executive chairman of the board of Brink's. Prior to joining Brink’s, Mr. Pertz was the President and Chief Executive Officer of Recall Holdings Limited (“Recall”), a global provider of digital and physical information management and security services, from 2013 to 2016. Prior to joining Recall, Mr. Pertz served as a partner with Bolder Capital, LLC, a private equity firm specializing in acquisitions and investments in middle market companies and as a partner with One Equity Partners, the private equity arm of JPMorgan Chase & Co. He also served as Chief Executive Officer and on the Board of Directors of IMC Global, the predecessor company to The Mosaic Company, Culligan Water Technologies and Clipper Windpower, and as a Group Executive and Corporate Vice President at Danaher Corporation. Mr. Pertz has served as a member of Brink’s Board of Directors since June 2016 and in the past has served on the board of directors of numerous other public companies, including Recall, Nalco Holdings, The Mosaic Company and Bowater.

SHERICE R. TORRES Independent
Chief Marketing Officer, Circle Internet Financial, LLC

Age: 48 Director Since: September 2021 Committee: Compensation Other Current Public Company Boards: Nxt-ID, Inc.
Key Experience and Skills
Ms. Torres has nearly 25 years of executive management experience with top companies in marketing, brand management, strategic planning and social responsibility. This deep experience in digital marketing is complemented by her experience with and commitment to enhancing diversity, equity and inclusion.

Professional
Ms. Torres has served as the Chief Marketing Officer of Circle Internet Financial, LLC, a global internet finance firm since January 2022. From November 2020 until January 2022, she served as Vice President, Marketing at F2 - Facebook Financial, a division of Facebook, Inc. (now Meta), a leading technology company, where she led all aspects of global marketing across Facebook's payment products. From August 2014 to May 2020, Ms. Torres served as Global Marketing Director for Google, Inc., a leading technology company, and from May 2020 to October 2020, she served as Global Inclusion Director for Google. Prior to 2014, Ms. Torres served in a variety of leadership roles at Viacom (now ViacomCBS Inc.), a media and entertainment company, across consumer products, strategic planning and digital. She began her career in the change management consulting practice of Deloitte Touche Tohmatsu Limited, a multinational professional services provider. Ms. Torres also serves on the board of directors of Nxt-ID, Inc., a publicly traded software company.

NIGEL TRAVIS Independent
Former Chairman of the Board and Retired Chief Executive Officer, Dunkin' Brands Group, Inc.

Age: 72 Director Since: August 2018 Committee: Nominating and Corporate Governance (Chair); Compensation Other Current Public Company Boards: Abercrombie & Fitch Co.
Key Experience and Skills
Mr. Travis's experience in executive leadership roles at several global companies within the retail and restaurant industries, including his experience as an architect of the turnaround of Dunkin' Brands provides the Board with valuable insights for the Company's continued transformation. In addition, as a result of his service as a director of several other public companies, he is in an excellent position to share with the Board his experience with governance issues facing public companies.

Professional Experience
Mr. Travis served as the Executive Chairman of the Board for Dunkin’ Brands Group, Inc., a quick-service restaurant franchisor, from July 2018 to January 2019 when he transitioned to Chairman until December 2020. Previously, he served as Chief Executive Officer of Dunkin’ Brands from January 2009 to July 2018, where he assumed the additional responsibility of Chairman of the Board in May 2013. Mr. Travis has also served in executive leadership roles at various companies within the retail and restaurant industries. He has served as a director of Abercrombie & Fitch Co., a global multi-brand specialty retailer, since January 2019 and formerly served as a director of Office Depot, Inc., an office supply company, from March 2012 to May 2020.

ARTHUR L. VALDEZ JR. Independent
Executive Vice President, Chief Supply Chain & Logistics Officer, Target Corporation

Age: 51 Director Since: August 2020 Committee: Audit Other Current Public Company Boards: None
Key Experience and Skills
Mr. Valdez's executive experience provides the Board with valuable insights in a key component of the Company's continued transformation. In particular, Mr. Valdez's deep experience with supply chain throughout its growth at Amazon and his leadership of global supply chain and logistics for Target provide highly relevant subject matter expertise. Additionally, the Board believes that Mr. Valdez brings important diversity of thought and experience to the Board that is particularly relevant to retailers serving a broad array of consumers.

Professional Experience
Mr. Valdez is currently Executive Vice President, Chief Supply Chain & Logistics Officer of Target Corporation, a retail corporation, a position he has held since March 2016, where he leads all functions of Target’s global supply chain and logistics network. Mr. Valdez has spent his career building supply chain and fulfillment networks across Asia, Europe and North and South America. Prior to his time at Target Corporation, Mr. Valdez spent 17 years in a variety of leadership roles with Amazon.com Inc., an online retailer, including Vice President, Operations, International Expansion, Vice President, Worldwide Transportation, and Vice President, Operations, Amazon.co.uk Ltd.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF OUR BOARD NOMINEES.

Corporate Governance
Overview
We believe that our strong corporate governance practices reflect our values and support our strategic and financial performance. The compass of our corporate governance practices can be found in our by-laws, our Guidelines on Significant Governance Issues and our Code of Ethics and Business Conduct, which were adopted by our Board to guide our Company, our Board and our employees (“team members”) and are available on our website at ir.advanceautoparts.com under "Governance." Each standing committee of the Board has a charter, available at ir.advanceautoparts.com under "Governance," that spells out the roles and responsibilities assigned to it by the Board. In addition, the Board has established policies and procedures that address matters such as risk oversight, stockholder and interested party communications with the Board, transactions with related persons, executive officer succession planning and other matters. For additional information about corporate governance highlights, please see "Proxy Summary - Corporate Governance Highlights."

Board Composition and Refreshment
Of the ten director nominees that compose our Board:

9 of 10 are independent	4 of 10 are diverse with respect to gender (3) or race/ethnicity (2)
Our directors possess a breadth of skills and depth of experience relevant to being able to provide effective oversight for the execution of the Company's transformation agenda and creation of long term value. For additional information about the skills, experiences and characteristics of our Board, please see "Proxy Summary - Director Skills, Core Competencies and Characteristics."
We believe the Board benefits from a balance of newer directors, who bring fresh perspectives, and longer serving directors, who have contributed to our strategy over time and have deep understanding of our operations. We continually assess the composition of the Board, including the Board's size and the diversity, skills and experience of our directors, to ensure continued alignment with the strategic direction of the Company.
As part of this evaluation during 2021, the Nominating and Corporate Governance Committee identified digital expertise, current financial executive experience and gender and racial/ethnic diversity as areas it would like to augment on the Board. Using a third party search firm, the Committee identified and evaluated several excellent candidates, ultimately recommending to the Board the appointment of Mses. Torres and Hilson. The Board does not currently have any vacancies.

4 new directors have joined our Board in the past 3 years	3.4 years average tenure of our director nominees
Nominations for Directors
Identifying Director Candidates
The Nominating and Corporate Governance Committee is responsible for leading the search for and evaluating qualified individuals, including those of diverse backgrounds, to become nominees for election as directors. The Committee is authorized to retain a search firm to assist in identifying, screening and attracting director candidates. After a director candidate has been identified, the Committee evaluates each candidate for director within the context of the needs of the Board in its composition as a whole. The Committee considers such factors as the candidate’s business experience, skills, independence, judgment, diversity and ability and willingness to commit sufficient time and attention to the activities of the Board. At a minimum, recommended candidates for nomination must possess the highest personal and professional ethics, integrity and values, and commit to representing the long term interests of our stockholders. Although the Board has not adopted a formal policy with regard to diversity (including, but not limited to, with respect to gender, race, ethnicity, sexual orientation, disability and age) in the composition of the Board, the Committee is committed to considering candidates of diverse backgrounds in every director search it leads and strives to compose a Board that reflects diverse viewpoints that will actively and constructively contribute to the Board’s discourse and deliberations.
Stockholder Recommendations for Director Candidates and Proxy Access
The Nominating and Corporate Governance Committee will consider stockholder suggestions for nominees for directors. Any stockholder who desires to recommend a candidate for director must submit the recommendation in writing and follow the procedures set forth in our by-laws. Our by-laws require that a stockholder’s nomination be received by the corporate secretary not less than 120 days nor more than 150 days prior to the first anniversary of the date of the preceding year’s annual meeting. The notice should include the following information about the proposed nominee: name, age, business and residence addresses, principal occupation or employment, the number of shares of Company stock owned by the nominee and additional information required by our by-laws as well as any information that may be required by the SEC’s regulations. In addition, the stockholder providing the notice should provide his or her name and address as they appear on our books, the number and type of shares or other equitable interests that are beneficially owned by the stockholder and additional information required by our by-laws. The Committee does not evaluate any candidate for nomination as a director any differently solely because the candidate was recommended by a stockholder. A copy of our by-laws may be obtained by submitting a request to: Advance Auto Parts, Inc., 4200 Six Forks Road, Raleigh, North Carolina 27609, Attention: Corporate Secretary. Our by-laws also are available on our website at ir.advanceautoparts.com under "Governance."

Additionally, our by-laws provide that a stockholder, or group of 20 or fewer stockholders, owning at least three percent of our outstanding shares continuously for at least three years may nominate candidates to serve on the Board and have those candidates included in our annual meeting materials. The maximum number of proxy access candidates that a stockholder or stockholder group may propose as nominees is the greater of (i) two or (ii) 20 percent of the Board. This process is subject to additional eligibility, procedural and disclosure requirements as provided in our by-laws, including the requirements that the nominee must be deemed to be independent under applicable stock exchange listing requirements and that notice of such nominations must be delivered to us neither later than 120 days nor earlier than 150 days prior to the first anniversary of the date on which we mailed the proxy statement for the preceding year’s annual meeting of stockholders.
Board Independence and Structure
Independence
Our Board reviews each director's independence at least annually with the assistance of the Nominating and Corporate Governance Committee and has determined that each of our directors other than Mr. Greco is “independent” under the listing standards of the New York Stock Exchange (“NYSE”) because each of these individuals:
(1)    has no material relationship with us or our subsidiaries, either directly or indirectly, as a partner, stockholder or officer of an organization that has a relationship with us or our subsidiaries; and
(2)    satisfies the “bright line independence” criteria set forth in Section 303A.02(b) of the NYSE’s listing standards.
The Board determined that Mr. Greco is not independent because he is employed as our President and Chief Executive Officer.
In the independence determination, the Board assessed the issue of materiality of any relationship not merely from the standpoint of each director or nominee, but also from that of persons or organizations with which the director or nominee may have an affiliation. Each director is required to keep the Nominating and Corporate Governance Committee fully and promptly informed as to any developments that might affect his or her independence.
Leadership Structure

Our Guidelines on Significant Governance Issues and by-laws allow the Board to combine or separate the roles of the Chair of the Board and the Chief Executive Officer. The Board regularly considers whether to maintain the separation of the roles of Chair and Chief Executive Officer. In the event that the Board chooses to combine these roles, or in the event that the Chair of the Board is not an independent director, our Guidelines on Significant Governance Issues provide for the selection of an independent Lead Director. Mr. Lee currently serves as the independent Chair of the Board. Although the Board believes this structure is appropriate under the present circumstances, the Board has also not adopted a policy on whether the roles of Chairman and Chief Executive Officer should be separated or combined because the Board believes that there is no single best blueprint for structuring Board leadership and that, as circumstances change, the optimal leadership structure may change.

The responsibilities of the independent Chair or independent Lead Director include participating in development of the Board’s agenda, as well as facilitating the discussions and interactions of the Board to ensure that every director's viewpoint is heard and considered. The Chair presides over meetings of the Board and, if independent, also over meetings of the independent directors. When the Chair is not independent, the independent Lead Director is expected to preside over meetings of the independent directors. Where an Independent Lead Director exists, he or she also has the responsibility to act as principal liaison among the Chair, the Chief Executive Officer and the full Board.
Committees and Meetings

Our Board met four times during 2021 and received periodic written updates from management throughout the year. Each incumbent director attended 75 percent or more of the total number of meetings of the Board and meetings of the committees of the Board on which he or she served during his or her tenure. Our Guidelines on Significant Governance Issues provide that our directors should attend annual meetings of stockholders, and all of our current directors who were serving at the time attended our 2021 annual meeting of stockholders and were available for questions from our stockholders. In accordance with applicable NYSE listing requirements, our independent directors hold regular executive sessions at which management, including the Chief

Executive Officer, is not present. During 2021, these meetings were presided over by Mr. Lee, our independent Chair of the Board.

We currently have an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee, each of which consists of entirely of independent directors in accordance with the listing standards of the NYSE and whose members satisfy the board committee qualification requirements of the NYSE and SEC. The following table sets forth the names of each current committee member, the number of times each committee met in 2021 and the primary responsibilities of each committee.
AUDIT COMMITTEE

Members:	Primary Responsibilities
John F. Ferraro (Chair) Carla J. Bailo Arthur L. Valdez Jr. Meetings in 2021: 7	•	monitors the integrity of our financial statements, reporting processes, internal controls and legal and regulatory compliance;
	•	appoints, determines the compensation of, evaluates and, when appropriate, replaces our independent registered public accounting firm;
	•	pre-approves all audit and permitted non-audit services to be performed by our independent registered public accounting firm;
	•	monitors the qualifications and independence and oversees performance of our independent registered public accounting firm;
	•	reviews and makes recommendations to the Board regarding our financial policies, including investment guidelines, deployment of capital and short term and long term financing; and
•
reviews with management the implementation and effectiveness of the Company’s compliance programs, discusses guidelines and policies with respect to risk assessment and risk management and oversees our internal audit function.

COMPENSATION COMMITTEE

Members:	Primary Responsibilities
Jeffrey J. Jones II (Chair) Douglas A. Pertz Sherice R. Torres Nigel Travis Meetings in 2021: 6	•	reviews and approves our executive compensation philosophy;
	•	annually reviews and approves corporate goals and objectives relevant to the compensation of the CEO and evaluates the CEO’s performance in light of these goals;
	•	determines and approves the compensation of our executive officers;
•
oversees our incentive and equity based compensation plans, reviews and approves our peer companies and data sources for purposes of evaluating our compensation competitiveness and establishing the appropriate competitive positioning of the levels and mix of compensation elements;

	•	oversees development and implementation of the succession plans for executive management (other than the CEO), including identifying successors and reporting annually to the Board;
	•	oversees the Company’s executive compensation recovery (“clawback”) policy; and
	•	recommends to the Board compensation guidelines for determining the form and amount of compensation for outside directors.
NOMINATING and CORPORATE GOVERNANCE COMMITTEE

Members:	Primary Responsibilities
Nigel Travis (Chair) Carla J. Bailo Jeffrey J. Jones II Douglas A. Pertz Meetings in 2021: 7	•	assists the Board in identifying, evaluating and recommending candidates for election to the Board;
	•	establishes procedures and provides oversight for evaluating the Board and management;
	•	oversees development and implementation of the CEO succession plan, including identifying the CEO's successor and reporting annually to the Board;
	•	develops, recommends and reassesses our corporate governance guidelines;
	•	reviews and recommends retirement and other policies for directors and recommends to the Board whether to accept or reject a director's resignation;
	•	reviews the development and communication of our ESG programs;
	•	evaluates the size, structure and composition of the Board and its committees; and
	•	establishes procedures for stockholders to recommend candidates for nomination as directors and to send communications to the Board.

Our Board has adopted written charters for each committee setting forth the roles and responsibilities of each committee. Each of the charters is available on our website at ir.advanceautoparts.com under "Governance."

Board’s Role in Risk Oversight
One of our Board’s responsibilities is the oversight of the enterprise-wide risk management activities of the Company. Risk is inherent in any business, and the Board’s oversight, assessment and decisions regarding risks occur in the context of, and in conjunction with, the other activities of the Board and its committees that are comprised solely of non-management directors. As further described below, the Board, directly and through its committees, regularly engages in risk dialogue with management.
Our management retains primary responsibility for identifying risks and risk controls related to significant business activities and mapping those risks to our long term strategy. On an annual basis, our management executes a comprehensive risk identification and analysis process and reports and discusses its findings with the Board. In addition to the comprehensive annual review, management provides regular updates to the Audit Committee, or as appropriate, the full Board, on risk exposure and mitigation efforts, as well as discusses any recommendations with respect to risk management.
Each committee of the Board is responsible for oversight of areas of risk related to its delegated responsibilities as follows, and each of the committees regularly reports on its discussions and activities to the Board:
•Audit Committee: financial reporting; capital structure and financial policies; independent audit; enterprise risk management process and assessment; Internal Audit; internal controls and compliance (including ethics hotline reporting); cybersecurity and data privacy
•Compensation Committee: compensation programs, policies and practices, including with respect to confirmation that they do not encourage unnecessary or excessive risk taking and the relationship between them and the relationship among our risk management policies and practices
•Nominating and Corporate Governance Committee: corporate governance; director candidate selection; Board and CEO succession; Board evaluation; ESG programs; related party transactions and potential conflicts of interest; insider trading; and political and charitable contributions

Board Evaluation
The Board recognizes that a robust and constructive evaluation process is an essential component of good corporate governance and Board effectiveness.

Board Evaluation Objectives
Evaluations are designed to assess the qualifications, attributes, skills and experience represented on the Board and whether the Board, its committees and individual directors are functioning effectively.

Role of the Board The Board is responsible for annually conducting an evaluation of the Board and individual directors.	Role of the Board’s Committees The Nominating and Corporate Governance Committee coordinates each Committee's annual evaluation of its performance and reporting of the results to the Board.

2021 Evaluation Process
The evaluation process included live interviews with each director conducted by an independent third party, who compiled the results and discussed them with the Chair of the Board and the Chair of the Nominating and Corporate Governance Committee. The results of the assessment were then reported to and discussed by the full Board.

Topics Addressed in 2021
Topics addressed in the evaluation process included, among others: the role and functioning of the Board and Board committees; interpersonal dynamics of the Board and committees; diversity of the Board; qualifications of directors; Board succession; director preparedness; Board interaction with management and management succession; Board committee structure and governance; and representation of stockholder interests.

Stockholder and Interested Party Communications with our Board
Any interested party, including any stockholder, who desires to communicate with our Board generally or directly with a specific director, one or more of the independent directors, our non-management directors as a group or our Chair of the Board, including on an anonymous or confidential basis, may do so by delivering a written communication to the Board, a specific director, the independent directors, the non-management directors as a group or to our Chair of the Board, c/o Advance Auto Parts, Inc., 4200

Six Forks Road, Raleigh, North Carolina 27609, Attention: General Counsel. The general counsel will not open a communication that is conspicuously marked "Confidential" and is addressed to one or more of our independent directors, our non-management directors as a group or our Chair of the Board and will forward each such communication to the appropriate individual director or group of directors. Such communications will not be disclosed to the non-independent members of our Board or management unless so instructed by the independent or non-management directors.

Code of Ethics and Business Conduct
We expect all of our team members, our officers and our directors, and any parties with whom we do business to conduct themselves in accordance with the highest ethical standards. Accordingly, we have adopted a Code of Ethics and Business Conduct, which outlines our commitment to, and expectations for, honest and ethical conduct by all of these persons and parties in their business dealings. Our Code of Ethics and Business Conduct includes provisions with respect to the human rights standards for our company and those with whom we do business. Our team members, officers and directors are expected to review and acknowledge our Code of Ethics and Business Conduct annually. In addition, our team members and our officers are expected to participate in training on our Code of Ethics and Business Conduct on an annual basis. A complete copy of our Code of Ethics and Business Conduct is available at ir.advanceautoparts.com under "Governance." The Company will disclose within four business days any substantive changes in or waivers of the Code of Ethics and Business Conduct granted to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, by posting such information on our website rather than by filing a Form 8-K.

Code of Ethics for Finance Professionals
We have also adopted a Code of Ethics for Finance Professionals to promote and provide for ethical conduct by our finance professionals, as well as for full, fair and accurate financial management and reporting. Our finance professionals include our principal executive officer, principal financial officer, principal accounting officer or controller and any other person performing similar functions. We expect all of these finance professionals to act in accordance with the highest standards of professional integrity, to provide full and accurate disclosure in any public communications as well as reports and other documents filed with the SEC and other regulators, to comply with all applicable laws, rules and regulations and to deter wrongdoing. Our Code of Ethics for Finance Professionals is intended to supplement our Code of Ethics and Business Conduct. A complete copy of the Code of Ethics for Finance Professionals is available at ir.advanceautoparts.com under "Governance." The Company will disclose within four business days any substantive changes in or waivers of the Code of Ethics for Finance Professionals granted to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, by posting such information on our website rather than by filing a Form 8-K.

Related Party Transactions
Pursuant to our Code of Ethics and Business Conduct and the Board’s policy with respect to related party transactions, officers and directors are required to disclose to the Chair of the Nominating and Corporate Governance Committee of the Board or to our general counsel any transaction or relationship that may create an actual or perceived conflict of interest. Pursuant to the Board’s policy, our general counsel’s office reviews such transactions or relationships and advises the Nominating and Corporate Governance Committee in the event that a transaction or relationship is determined to be a related party transaction. The Nominating and Corporate Governance Committee then reviews the transaction in light of the relevant facts and circumstances and makes a determination of whether to approve the transaction. In the case of a transaction involving a director, the Nominating and Corporate Governance Committee would also review the transaction to determine whether it might have an effect on the independence of the director. The Nominating and Corporate Governance Committee reports its conclusions and recommendations to the Board for its consideration.
In addition, our Guidelines on Significant Governance Issues require each director to disclose to the Board (or the Nominating and Corporate Governance Committee) any interest that he or she has in any contract or transaction that is being considered by the Board for approval. After making such a disclosure and responding to any questions the Board may have, the interested director is expected to abstain from voting on the matter and leave the meeting while the remaining directors discuss and vote on such matter.
On an annual basis, each director and executive officer is obligated to complete a questionnaire that requires identification of Related Persons as defined by the Company's Related Persons Policy and requires disclosure of any transactions with the Company in which the director or executive officer, or any member of his or her immediate family, has a direct or indirect material interest. The questionnaire is prepared and distributed by our general counsel’s office, and each director or executive officer returns the completed questionnaire to the general counsel’s office for review. Any related party transactions with directors or executive officers that have been identified through the processes described above are disclosed consistent with applicable rules and regulations.

Since the outset of 2021, car dealerships owned by Bergstrom Corporation, where John F. Bergstrom, who served on our Board until May 2021, is the Chairman and Chief Executive Officer, paid or will pay a total of approximately $2.36 million for the purchase of automotive parts, and we paid or will pay them a total of approximately $336,000 to purchase auto parts. Such purchases were made in the ordinary course of business upon terms available to our similarly situated Professional customers and suppliers.

Succession Planning
In light of the critical importance of executive leadership to our success and consistent with our Guidelines on Significant Governance Issues, the Board has adopted a chief executive officer succession planning process that is led by the Nominating and Corporate Governance Committee. The Guidelines on Significant Governance Issues and the Nominating and Corporate Governance Committee Charter provide that the Nominating and Corporate Governance Committee is charged with the responsibility of developing a process for identifying and evaluating candidates to succeed the Chief Executive Officer and to report annually to the Board on the status of the succession plan, including issues related to the preparedness for the possibility of an emergency situation involving senior management and assessment of the long term growth and development of the senior management team. Our Guidelines on Significant Governance Issues also provide that in the event the Board undertakes to name a successor to the Chief Executive Officer, the independent directors shall name a Succession Committee to identify, assess and make recommendations to the Board regarding candidates for that position.

Director Compensation
Under our director compensation program, each non-management director receives annual compensation consisting of a combination of cash and equity based compensation. Management directors do not receive any additional compensation for services as a director. Each non-management director receives an annual retainer of $95,000 and additional applicable retainers or fees as set forth in the following paragraph.

Directors who chair Board committees receive additional retainer amounts annually for their committee chair responsibilities. The Audit Committee Chair receives $20,000, the Compensation Committee Chair receives $15,000 and the Nominating and Corporate Governance Chair receives $10,000. The independent Board Chair (or the independent Lead Director in the event the Board Chair is not independent) receives an additional $150,000 annual retainer.

Each non-management director may elect to defer or receive all or a portion of his or her retainer amounts in the form of deferred stock units, or DSUs. Each DSU is equivalent to one share of our common stock. Dividends paid by us are credited toward the purchase of additional DSUs and are distributed together with the underlying DSUs. DSUs are payable in the form of common stock to participating directors over a specified period of time as elected by the participating director, or whenever their Board service ends, whichever is sooner.

In addition, each non-management director receives equity compensation valued at $155,000 per year. The equity compensation is awarded annually in the form of DSUs, granted to directors shortly after the date of the annual stockholder meeting, and will be distributed in common shares after the director’s service on the Board ends. Board members who are appointed at any time other than at the annual meeting receive a prorated DSU award with a grant value based upon the number of months from their election date until the next annual stockholder meeting. The annual grant of DSUs may vest pro-rata based upon the number of months the director has served during the current term in the event that a director's service as a member of the Board ends before May 1 of the calendar year following the Company's most recent annual meeting. On May 27, 2021, each non-management director serving at the time received 822 DSUs valued at $155,000 on the date of grant. On November 22, 2021, Ms. Torres received 446 DSUs valued at $103,333 on the date of grant.

2021 Director Summary Compensation
Information provided in the following table reflects the compensation delivered to our non-management directors for 2021:

Name	Fees Earned or Paid in Cash(a)	Stock Awards(b)	Total
Carla J. Bailo	$116,250	$155,000	$271,250
John F. Bergstrom	25,000	—	25,000
Brad W. Buss	26,250	—	26,250
John F. Ferraro	138,750	155,000	293,750
Jeffrey J. Jones II	131,250	155,000	286,250
Eugene I. Lee, Jr.	303,750	155,000	458,750
Sharon L. McCollam	116,250	155,000	271,250
Douglas A. Pertz	116,250	155,000	271,250
Nigel Travis	126,250	155,000	281,250
Sherice R. Torres	63,333	103,333	166,666
Arthur L. Valdez Jr.	116,250	155,000	271,250

(a)Includes earned or deferred board and chair retainers for 2021. Effective for the second quarter 2021, the annual cash retainer increased from $85,000 to $95,000, and cash retainers became payable annually in advance rather than quarterly in arrears. Accordingly, amounts for 2021 reflect payment for first quarter Board service as well as the entire annual retainer amount applicable for the Board term commencing May 2021. Messrs. Bergstrom and Buss ceased serving on the Board immediately following our 2021 annual meeting and did not receive any annual retainer for the Board term commencing May 2021. Ms. Torres joined the Board in September 2021 and earned during 2021 a pro-rated portion of the annual retainer based on the number of months of service for the current Board term.
(b)Represents the grant date fair value of DSUs granted during 2021. The grant date fair value is calculated in accordance with the Financial Accounting Standards Board’s Accounting Standards Codification Topic 718 ("ASC Topic 718") based on the closing price of the Company’s stock on the date of grant. For additional information regarding the valuation assumptions of these awards, refer to Note 15 of the Company’s consolidated financial statements in the 2021 Form 10-K filed with the SEC on February 15, 2022. These amounts reflect the aggregate grant date fair value. Neither Mr. Bergstrom nor Mr. Buss received an equity grant during 2021, and Ms. Torres received a pro-rated equity grant based on the number of months of service for the current Board term.

Directors’ Outstanding Equity Awards at 2021 Fiscal-Year End
The following table provides information about the equity awards outstanding as of the end of our last fiscal year for our non-management directors who served during fiscal 2021. Individuals with zero outstanding DSUs as fiscal year end ceased serving on our Board during fiscal 2021.

Name	Outstanding Deferred Stock Units (#)
Carla J. Bailo	1,584
John F. Bergstrom	—
Brad W. Buss	—
John F. Ferraro	10,497
Jeffrey J. Jones II	3,929
Eugene I. Lee, Jr	10,072
Sharon L. McCollam	—
Douglas A. Pertz	4,371
Sherice R. Torres	446
Nigel Travis	3,750
Arthur L. Valdez Jr.	1,584

Proposal No. 2
Stockholder Advisory Vote to Approve the Compensation
of the Company's Named Executive Officers

At the 2021 Annual Meeting of Stockholders, over 97 percent of the shares voted were cast in support of our compensation program for executive officers. We encourage you to review the CD&A section of this Proxy Statement and vote to approve the compensation of our named executive officers as disclosed therein and in the accompanying tables and narrative discussion contained in this Proxy Statement. We are providing this opportunity to vote on the compensation of our named executive officers as required by Section 14A of the Securities Exchange Act of 1934. Although your vote is advisory and not binding on our Board, our Compensation Committee or the Board will carefully consider the voting results and take them into consideration when making future decisions regarding executive compensation policies and procedures. It is expected that the next say-on-pay vote and say-on-pay frequency vote will occur at the 2023 annual meeting of stockholders.

Our executive compensation programs have played a key role in our ability to attract and retain a highly experienced, successful team to manage our Company and drive strategic and financial results for our stockholders. We believe our executive compensation programs are well structured to further our business objectives and support our culture. We believe that our compensation programs help further engage our workforce and position us to deliver strong results for our stockholders, our customers and the communities in which we operate.

We believe our executive compensation programs strike the appropriate balance between utilizing responsible, measured pay practices and effectively incentivizing our executives to dedicate themselves fully to value creation for our stockholders. This balance is evidenced by the following:

•The compensation of our executives is based on a design that aims to align pay with both the attainment of annual operational and financial goals, which the Compensation Committee establishes, and sustained long term value creation;
•Our compensation programs are substantially tied into our key business objectives and the success of our stockholders. If the value we deliver to our stockholders declines, so does the value of the compensation we deliver to our executives;
•We maintain high levels of corporate governance oversight over our executive pay programs;
•We closely monitor the compensation programs and pay levels of executives from companies of similar size and complexity to help ensure that our compensation programs are within the norm of a range of market practices; and
•Our Compensation Committee, in conjunction with our Nominating and Corporate Governance Committee and senior management, engages in a talent review process annually to address succession and executive development for our Chief Executive Officer and other key executives.

The Board strongly endorses our executive compensation programs and recommends that our stockholders vote in favor of the following resolution:

"RESOLVED, that the compensation of our named executive officers as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the "Compensation Discussion and Analysis," compensation tables and narrative discussion contained in this Proxy Statement, is hereby APPROVED."

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF THE COMPENSATION OF THE COMPANY'S NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THE COMPENSATION DISCUSSION AND ANALYSIS SECTION, THE ACCOMPANYING COMPENSATION TABLES AND NARRATIVE DISCUSSION CONTAINED IN THIS PROXY STATEMENT.

Compensation Discussion and Analysis
This section describes the compensation packages of our principal executive officer, principal financial officer and three other most highly compensated executive officers for the fiscal year ended January 1, 2022. We refer to these executives as our “Named Executive Officers” or “NEOs.”

Thomas R. Greco President and Chief Executive Officer	Jeffrey W. Shepherd Executive Vice President, Chief Financial Officer	Robert B. Cushing Executive Vice President, Professional	Reuben E. Slone Executive Vice President, Supply Chain	Jason B. McDonell Executive Vice President, Merchandising, Marketing and e-Commerce

1 Executive Summary
Corporate Highlights

Passion for Customers…Passion for Yes! We have an unwavering focus on helping motorists advance. Recent years have brought new challenges to saying "yes" to our customers, but in 2021, the commitment of our team members and our independent Carquest partners to our mission helped deliver record net sales for a second consecutive year and record annual comparable store sales growth.

Continued volatility during 2021 in several areas such as supply chain, inflationary pressures and availability of labor created a challenging operating environment. Nonetheless, we remained focused on key initiatives to our transformation agenda, re-prioritized through a post-Covid lens with the goal of delivering top quartile total shareholder return over a three year period.

Investments in strategic sourcing, owned brand expansion and new pricing tools helped us rapidly respond to changes in the operating environment and keep saying "yes" to our customers. We expanded our DieHard® brand offerings, delivering over $1 billion in aggregate DieHard® sales during 2021, and made progress on our initiatives to implement a new warehouse management system, roll out cross-banner replenishment and increase sales and profit per store. We developed new employee value propositions for our corporate, stores and distribution center team members, focusing on creating a work environment that fully engages all of our team members and a total rewards construct that incentivizes and helps retain our key talent. In addition, for the first time since beginning our transformation, we pursued a new store opening strategy, including through a leasing transaction for 109 locations in California, and proudly opened 31 new Advance and Carquest locations and eight Worldpac branches and added 40 net new Carquest independently owned locations.

We remain committed to the disciplined execution of our capital allocation priorities, including maintaining an investment grade rating, investing in high return capital projects that will enable our successful transformation and returning cash to our stockholders. During 2021, we also took the opportunity to replace our existing revolving credit facility, increasing our borrowing capacity from $1 billion to $1.2 billion and improving certain financing terms. Consistent with our commitment to return excess cash to shareholders in a balanced manner, we repurchased approximately $886.7 million of our stock and increased our quarterly dividend from $0.25 per share to $1.00 per share during 2021.

As we continue to mature our ESG initiatives and reporting, we conducted our first "ESG Materiality Assessment" during 2021 to help us prioritize those areas of ESG that are most relevant in the eyes of our stakeholders and that we believe have the potential to deliver the most value to our business. The full results of the assessment will be described in our Corporate Sustainability and Social Report published in 2022. Of particular relevance to executive compensation, DEI was identified as one of the top five most relevant and valuable ESG priorities for our business. Champion Inclusion remains a pillar of our cultural beliefs, and during 2021, we reinforced our commitment to improving diversity, equity and inclusion throughout our workforce by introducing a modifier to our short term incentive plan based on our executives' achievement of DEI goals applicable to their respective functions.

2021 Plan Payouts

The strong results we delivered in 2021 translated to strong payouts for our executives under our incentive plans. Our long term incentive plan for the 2019 through 2021 performance period ("2019-2021 LTIP") and our 2021 annual incentive plan ("2021 AIP") utilized a subset of the following measures: Relative Total Shareholder Return, Comparable Store Sales, Adjusted Operating Income and Return on Invested Capital. Based on the Company's performance results, our NEOs earned the following incentive payouts:

2021 AIP 195% Payout
NEOs received a payout under the 2021 AIP because our performance on Adjusted Operating Income exceeded the target level under the plan, and the Company's record Comparable Store Sales performance and strong Free Cash Flow performance exceeded the maximum levels under the plan. This payout was modified for each NEO (within a range of -10 to +10 percentage points) based upon individual performance against applicable DEI goals. See "--Framework for Executive Compensation--Annual Incentive Plan."
2019-2021 LTIP 117% Payout
Each of our NEOs received a payout under the 2019-2021 LTIP because our performance for the Return on Invested Capital and Comparable Store Sales metrics exceeded the targets. Performance for the other metric, Relative Total Shareholder Return, did not reach the threshold level.

Investor Outreach: Connecting with Our Stockholders
We believe it is extremely important to provide an open forum for stockholder discussion and feedback. We proactively reach out to our stockholders to discuss key issues in our business, provide updates on our performance and priorities and otherwise engage with our investors. For 2021, we participated in discussions with stockholders on a variety of topics, including, among others, the design of our short term and long term incentive plans, including structural changes made for 2021 compensation such as inclusion of the DEI modifier for our short term incentive plan and inclusion of stock options in our long term incentive vehicle mix, our ESG assessment to help us prioritize actions on the highest value areas of ESG for our business, recent Board refreshment and overall Board composition and our ability to attract and retain talent. In April 2021, we also hosted a virtual Investor Event to share additional detail about our updated long term strategic plan and our focus on creating long term shareholder value.

We believe that fostering an open forum with our stockholders helps us better align our governance framework and compensation programs with long term stockholder interests. At our 2021 annual meeting of stockholders, our stockholders demonstrated an overwhelming level of support for our executive compensation programs, with over 97 percent of shares voted cast in favor of our executive compensation program, and our stockholders expressed support for the changes made to our program during 2021 during our annual outreach calls with them. Particularly with respect to the DEI modifier on our short term incentive plan, our shareholders expressed support for incorporating a key area of ESG for our company into our incentive program in a way that retained core structure focused on objective corporate performance metrics but also provided meaningful incentive and reward to help drive performance in DEI.

2021 Executive Officer Compensation Program Highlights
Our compensation programs continue to center on a pay for performance philosophy. The compensation actions we took in 2021 are directly aligned with this belief to help ensure our management’s interests are aligned with those of our stockholders and reflect our focus on delivering total shareholder return and improving DEI at Advance.

Compensation Element	Purpose	2021 Actions
Base Salary	Fixed annual cash compensation to attract and retain executives	In 2021, we increased base compensation for all NEOs other than Mr. Greco to bring their base pay closer to the median of the Company's peer group and in support of internal pay equity.
2021 AIP Cash Incentive Plan	Performance based variable pay that delivers cash incentives when executives meet or exceed key financial results	For 2021, each NEO received a payout of 195% of their bonus target, modified plus or minus up to 10 percentage points depending on their achievement of individual DEI goals. See "--Framework for Executive Compensation--Annual Incentive Plan."
LTI Equity Compensation	Performance and time based equity compensation to reward executives for a balanced combination of meeting or exceeding key financial results and creating long term stockholder value
For 2021, we introduced stock options to the vehicle mix of our LTI awards and moved to a single metric for our PSUs, narrowing focus to solely Total Shareholder Return relative to the S&P 500. We increased LTI awards for each of Messrs. Cushing and Shepherd to bring target compensation closer to the median of the Company's peer group and help ensure retention of top performing leaders. In March 2021, NEOs were granted annual LTI awards that consisted of 50% PSUs (covering a 2021-2023 performance period), 25% RSUs and 25% stock options.

2 Compensation Governance

We believe good corporate governance practices that reflect our values and support our strong strategic and financial performance must include policies and procedures related to our compensation practices. We regularly review our compensation programs to ensure that our incentives are aligned with stockholder value.
Compensation Framework Highlights

WE DO		HOW DO WE DO IT
✓	Pay for performance	A significant portion of our compensation package is performance based for our NEOs.
✓	Have a Clawback Policy
Our Board adopted an Incentive Compensation Clawback Policy that provides incentives may be required to be paid back if the covered executive’s fraud or willful misconduct results in an accounting restatement.

✓	Incorporate double trigger vesting	In the event of a change in control, vesting only accelerates if awards are not replaced or an executive is terminated.
✓	Have Stock Ownership Guidelines	All directors and NEOs are required to maintain meaningful levels of stock to ensure alignment with stockholder interests.
✓	Ensure independence requirements are met for compensation consultant	Our Compensation Committee has exercised authority to engage and retain the services of an independent compensation consultant.

WE DO NOT		HOW DO WE ENFORCE IT
✗	Provide excise tax gross-ups for change-in-control payments	Our executive employment agreements provide for “net best” payment limitations for change-in-control payments.
✗	Provide significant perquisites or benefits	Our Executive Officers participate in the same benefit and retirement plans as our employees and we do not offer any additional programs.
✗	Reprice or exchange underwater stock options	Our 2014 LTI Plan precludes repricing.
✗	Permit hedging
Our insider trading policy (i) prohibits directors and certain employees, including NEOs, from trading our stock except during specified windows, (ii) prohibits directors and all employees from pledging our common stock unless certain stringent requirements are met, and (iii) prohibits directors and all employees from engaging in hedging of our common stock. We do not permit hedging or pledging of our LTI awards.

✗	Permit pledging unless certain stringent requirements are met
Compensation Decision Roles
The Compensation Committee has final approval of all compensation recommendations for our NEOs except for the CEO, for whom the Compensation Committee’s recommendations are subject to review and approval by the full Board. The Committee has engaged Frederic W. Cook & Co., Inc. (“FW Cook”), an independent consulting firm, to provide advice and assistance to the Committee when making decisions. FW Cook reports to the Committee, and all services provided by FW Cook are on behalf of the Committee.

Compensation Committee		FW Cook		CEO and Management
✓	Review and approve annual performance and compensation of CEO and NEOs	✓	Provide advice and assistance to the Compensation Committee when making compensation decisions	✓	CEO annually reviews performance of all executives
✓	Review, recommend and approve compensation plans	✓	Assist with reviews and updates on compensation best practices and provide benchmarking for salary and incentive compensation	✓	Management develops the strategic plan and business goals that are incorporated into incentives for performance measures
✓	Periodically review the Company's peer group	✓	Provide the Compensation Committee with updates on regulatory and compliance changes related to executive compensation as applicable	✓	CEO makes recommendations for salary and incentive compensation of other executives commensurate with executive and Company performance
✓	Oversee the Incentive Clawback Policy and Stock Ownership Guidelines	✓	Provide the Compensation Committee with analysis for peer group selection

Setting Executive Compensation
In determining appropriate compensation opportunities for our NEOs, the Compensation Committee reviews competitive market data provided by FW Cook on compensation practices among a peer group of other specialty retailers. On behalf of the Committee, FW Cook conducts an annual review of the compensation practices of our peer group.
Our peer group is established using a set of guiding principles:
✓    Limit consideration to companies with revenues between approximately $3 billion and $30 billion, generally equivalent to a minimum of one-third and a maximum of three times our revenues;
✓    Include domestic, publicly traded companies that have a targeted focus of similar industries (including, but not limited to, Automotive Retail, General Merchandise Stores and Specialty Stores); and
✓    Consider alignment to companies with similar customers and/or business operations.

In August 2020, the Compensation Committee, with the assistance of FW Cook, reviewed our executive compensation peer group based on these principles and recommended making no changes to the peer group at that time. The following companies comprised our executive compensation peer group for 2020, which was used in competitive analyses to inform the Compensation Committee’s decisions on setting 2021 target pay opportunities for our NEOs:

AutoZone, Inc.	Genuine Parts Company	Office Depot, Inc.
CarMax, Inc.	HD Supply Holdings, Inc.	The Sherwin-Williams Company
Dick's Sporting Goods, Inc.	LKQ Corporation	Tractor Supply Company
Dollar General Corporation	The Michaels Companies, Inc.	W.W. Grainger, Inc.
Dollar Tree, Inc.	O’Reilly Automotive, Inc.	WESCO International, Inc.
Fastenal Company

In August 2021, the Compensation Committee again reviewed our executive compensation peer group. To move the Company closer to the median of the peer group with respect to revenues and market capitalization, and in consideration of recent merger and acquisition activity of its existing peers, the Committee decided to remove HD Supply Holdings, Inc., which was acquired during 2020, and The Michaels Companies, Inc., which was taken private during 2021, and to add Academy Sports & Outdoor, Inc., Ulta Beauty, Inc., Bed Bath & Beyond Inc. and Williams-Sonoma Inc. We will continue to monitor and review our peer group on an annual basis.

Compensation Positioning
The Compensation Committee considers multiple sources of information when determining executive pay. Generally speaking, we target the market median for annual compensation at target. The Committee reviews compensation data from our peer group as well as from other available external sources to ensure we are considering market best practices.

3 Framework for Executive Compensation
Compensation Philosophy and Objectives

Our executive compensation philosophy is straightforward - we pay for performance. Our executives are accountable for the performance of the business and are compensated based on that performance.
To ensure we are effectively fulfilling our pay for performance philosophy, we strive to deliver a significant portion of our executive compensation through incentive compensation. Although there is no pre-established policy or target allocation between specific compensation components, our compensation philosophy is that a majority of executives' compensation ties to performance outcomes. Our executive compensation program comprises three principal elements: base salary, which is paid in cash, annual incentive, which is paid in cash based on achievement against performance measures, and long term incentive, which is paid in equity. The following charts depict the current balance of total target compensation for our NEOs:

During 2021, we made changes to the structure of each of the annual incentive and long term incentive components of our executive compensation program. For the annual incentive, we introduced a modifier of up to +/- 10 percentage points to payout depending on achievement against individual DEI goals to encourage and reward performance in an area of high priority for our business. The maximum payout of our annual incentive remains capped at 200% of target. For the long term incentive, we introduced stock options as a form of equity to further align the interests of our executives with the creation of long term shareholder value. Each of these changes is depicted below and described further under "--Annual Incentive Plan" and "--Long Term Incentive Compensation," respectively.
Base Salary
The Committee reviews the information provided by FW Cook regarding executive officers’ base salary levels compared to the base salaries of executives of our peer group companies as presented in their latest available proxy statements. The Committee also reviews the assessment of the performance of each executive officer. Performance reviews generally include assessing outcomes compared to specific business and strategic objectives that are established and reviewed annually. Strategic objectives are related to each executive officer’s role and may include objectives linked to environmental, health and safety, inclusion and diversity, and Customer and team member engagement and retention.

The table below summarizes 2021 base salaries compared to 2020 as of the end of the year. Other than with respect to Mr. Greco, the Committee determined to increase salaries as shown, principally to bring base pay closer to the median of the Company's peer group and promote internal pay equity. Following the departure of the Company's Senior Vice President, Chief Accounting Officer and Controller in April 2021, Mr. Shepherd performed the duties of the Company's Principal Accounting Officer in addition to performing his duties as Chief Financial Officer for the duration of 2021. In addition, the Committee determined a base salary increase for Mr. Shepherd was appropriate in consideration of median pay for comparable positions and to promote retention of a high-performing executive with deep Company and automotive industry experience in a highly competitive talent market. Mr. McDonell's base salary was increased in connection with additional responsibilities undertaken upon his promotion to Executive Vice President, Merchandising, Marketing and e-Commerce.

NEOs	2020 Salary	2021 Salary	% Change
Mr. Greco	$1,100,000	$1,100,000	0.0%
Mr. Shepherd	$600,000	$725,000	20.8%
Mr. Cushing	$600,000	$625,000	4.2%
Mr. Slone	$625,000	$650,000	4.0%
Mr. McDonell	$433,500	$550,000	26.9%

Annual Incentive Plan
Our compensation philosophy connects our executives’ potential annual earnings to the achievement of performance objectives designed to support successful execution of our business strategies. We seek to ensure that our executives are rewarded for meeting or exceeding the goals that we set and strive to deliver each year.

Our AIP provides for the payment of cash bonuses based upon our performance in relation to predetermined financial and operational targets established during the first quarter of the fiscal year. Each NEO’s AIP target as a percentage of his base salary is established so that the NEO’s total annual cash compensation at target is aligned with the Committee’s desired positioning relative to the market.

NEOs	Base Salary	AIP Target (%)	AIP Target ($)
Mr. Greco	$1,100,000	135%	$1,485,000
Mr. Shepherd	$725,000	85%	$616,250
Mr. Cushing	$625,000	85%	$531,250
Mr. Slone	$650,000	85%	$552,500
Mr. McDonell	$550,000	85%	$467,500
2021 Annual Incentive Plan Design

In February 2021, the Committee reviewed the design of the AIP. The Committee again decided to retain the financial metrics and weightings of the AIP, such that each of Adjusted Operating Income, Comparable Store Sales and Free Cash Flow contributed one third of the AIP results for 2021. We believe the consistency in our plan structure has been important in building a pay for performance culture at the Company. We also believe that the alignment between metrics of our AIP and key attributes of our strategic operating plan helps ensure that our leaders are focused on important areas driving creation of long term stockholder value and that the AIP metrics are driving behavior required to achieve objectives of our strategic plan.

Our methodology for establishing the targets for the AIP centers on alignment with our annual operating plan. Each year, we establish an operating plan that reflects targeted performance levels for a variety of metrics that we believe will support our achievement of longer-term business objectives. We believe that aligning our AIP targets to our annual operating plan supports our pay for performance philosophy and incentivizes our executives to achieve the components of our annual operating plan. This methodology for establishing AIP targets resulted in lower target levels for 2021 compared to 2020. Our annual operating plan reflects our expectations and assumptions at the start of any given year regarding a variety of elements that impact our business. During 2021, our 2021 AIP target for Adjusted Operating Income was slightly lower than our 2020 target (by $3 million), but notably exceeded our full year 2020 performance (by $119 million). Our annual operating plan targeted a lower Free Cash Flow amount than prior year due to a variety of factors, including, as one example, payment of deferred payroll tax. Similarly, 2021 AIP target level for Comparable Store Sales was lower than prior year but reflected our performance objectives under our annual operating plan to continue delivering against our long-term goals. With respect to Comparable Store Sales, the threshold payout amount was set at flat to ensure that any payout would only be earned for growth in store sales. With respect to Adjusted Operating Income and Free Cash Flow, threshold payout amounts were set to approximately 88% and 85%, respectively, of the target levels to establish a reasonable threshold performance level to be achieved for any AIP payment to be earned. Maximum payout levels were set as significant stretch goals.

While we retained the metrics and weightings from previous plan designs, for the 2021 AIP, we introduced a modifier for Company performance applicable to team members at the Vice President level and above, including our named executive officers, based on individual performance against DEI goals. Champion Inclusion is one of our cultural beliefs, and we believe that tying a portion of our officers’ incentive compensation to performance against these goals helps ensure focus on our non-financial priorities that we believe are important to creation of long term value. Each of our executives had DEI goals included in their 2021 business objectives, including with respect to diversity representation within their functions and involvement of their team members in our internal team member networks, which are designed to promote connectivity and inclusivity among our team members.

Each executive officer, including our named executive officers, had goals for each of female and people of color representation across his or her entire function and at leadership levels within his function, and goals related to team member network membership and participation for leaders within his or her function. Our Compensation Committee reviewed information provided by management about each executive officer's performance with respect to his or her goals, as well as a recommendation from the Chief Executive Officer for a modifier for each officer (other than himself). Based on its review of the recommendations and an assessment of progress made against the totality of each officer's DEI goals, our Compensation Committee assigned a modifier ranging between minus 10 percentage points to plus 10 percentage points for each executive officer. For each person for whom the DEI modifier was applicable, including our named executive officers, final payout for the 2021 AIP equaled the 2021 AIP payout level based on performance against Company targets plus or minus the applicable individual modifier based on performance against DEI goals.

2021 Annual Incentive Plan Performance Results

The following table shows performance results for 2021, as well as the goals that would have resulted in threshold, target and maximum level payouts for 2021. To the extent that performance fell between the applicable threshold, target or maximum performance levels for each of the three performance metrics, payouts were determined using linear interpolation.

		Actual vs. Potential Payout Results
Metric	Performance Weight	35% of Target (Threshold)	100% of Target	200% of Target (Maximum)	Final Payout
Enterprise Adjusted Operating Income ($ in million)	1/3				185%
				$1,051.4

		$807.0	$913.0	$1,076.0
Enterprise Comparable Store Sales (%)	1/3				200%
				10.7%

		0.0%	2.0%	5.0%
Free Cash Flow ($ in millions)	1/3				200%
				$822.6

		$510.0	$600.0	$738.0
					195%

As noted above in "2021 Annual Incentive Plan Design," these payout results were modified by a modifier ranging from minus 10 percentage points to plus 10 percentage points for each of our named executive officers based on aggregate performance against individual DEI goals. In no event can total payout under the AIP exceed 200% of target. Modifiers applied to our named executive officers in 2021 ranged from plus two percentage points to plus four percentage points. Factors considered in determining 2021 DEI modifiers included, for each executive, how many of the individual goals with respect to representation and team member network participation were achieved, how many of the goals were missed by a significant margin and other DEI achievements of the executive and his or her function (such as development and promotion of diverse talent, leading of mentorship circles, executive sponsorships of team member networks and other engagement items that were outside of the officers' DEI goals) as indicia of progress towards achievement of the goals. Information about each named executive officer's ultimate payout can be found in the non-equity incentive plan compensation column of the "Summary Compensation Table."

Long Term Incentive Compensation

Our executives receive long term incentive compensation intended to link their compensation to delivery of long term shareholder value.
Our annual LTI awards to executives comprise three elements:

Grant Type	% of Total Award	Description	Purpose
PSUs	50%	Restricted stock units that vest, if at all, upon completion of a three year term based upon the Company's Total Shareholder Return relative to the S&P 500 ("Relative TSR")	Motivate executives to execute on our strategies to drive long term shareholder value and outperform other large-cap companies
RSUs	25%	Restricted stock units that vest annually over a three-year term subject to continued employment	Align the interests of our executives with those of our shareholders and retain key talent
Stock Options	25%	Nonqualified stock options that vest annually over a three-year term subject to continued employment	Motivate executives to build long term shareholder value and reward executives for stock price growth
2021 Annual Long Term LTI Grant Summary Table
The table below summarizes the annual LTI grants applicable to our NEOs for 2021:

		Value Allocation
NEOs	Annual LTI Grant	PSUs	RSUs	Options
Mr. Greco	$6,000,000	$3,000,000	$1,500,000	$1,500,000
Mr. Shepherd	$1,000,000	$500,000	$250,000	$250,000
Mr. Cushing	$900,000	$450,000	$225,000	$225,000
Mr. Slone	$850,000	$425,000	$212,500	$212,500
Mr. McDonell	$850,000	$425,000	$212,500	$212,500

In 2021, the Compensation Committee increased the annual LTI grant for Mr. Greco by $500,000 to reward significant progress made in pursuing the company's long term objectives and encourage continued execution, increased Mr. Shepherd's LTI to $1,000,000 to bring his target compensation closer to the median of the Company's peer group. In addition, the Committee made an LTI grant of $250,000 consisting of time based RSUs vesting equally over two years to Mr. Cushing during 2021 to promote retention.

Generally, our RSUs and stock options vest in equal installments over three years, beginning on the first anniversary of the grant date. Our PSUs may vest at the end of the three year performance period based on the company’s actual performance for 2021 through 2023 as compared to the performance goals established by the Compensation Committee in 2021. The payout ultimately earned can range from zero to 200% of the target number of shares based on the Company's percentile rank in TSR relative to the companies in the S&P 500, as shown in the table below. During 2021, the payout metrics for PSUs moved from three different metrics (Comparable Store Sales, Return on Invested Capital and Relative TSR) to a single metric (Relative TSR) to increase executives' focus on delivering the Company's stated long-term strategic objective of delivering top quartile TSR and reduce overlap between factors contributing to the short-term and long-term incentive plans. The three year performance period for the Relative TSR commences on the grant date and ends on the third anniversary of the grant date.

	Company's Three-Year Relative TSR
	Threshold	Target	Maximum
Achievement	35th percentile	55th percentile	80th percentile
Payout (% of target shares)	35%	100%	200%

Target payout was set to reward above average relative stock performance. In addition, in the event TSR is negative, PSU cannot exceed 100% even if Relative TSR exceeds the levels shown in the table.

Historical Performance Based LTI Awards
In March 2019, annual LTI grants were made in the form of PSUs for the 2019 to 2021 performance period. The metrics selected for these awards were the Company’s three year ROIC, Relative TSR and Average Annual Comparable Stores Sales Growth, each weighted one third.

2019 through 2021 LTI Performance Vesting Table
The following table shows the actual performance results for 2019 to 2021, as well as the threshold, target and maximum performance levels for the annual LTI grant for the 2019 to 2021 performance period.

		Actual Payout Results
Metric	Performance Weight	25% of Target (Threshold)	100% of Target	200% of Target (Maximum)	Final Payout % by Metric
Return on Invested Capital (%)	1/3				150.0%
				15.6%

		14.1%	15.1%	16.1%
Relative Total Shareholder Return (%)	1/3				0.0%
		21.0%

		35.0%	55.0%	80.0%
Average Annual Comparable Store Sales Growth (%)	1/3				200.0%
				4.7%

		2.5%	3.0%	4.5%
					117.0%

Stock Ownership Guidelines
Since 2006, we have had stock ownership guidelines in place that prescribe required levels of stock ownership and the timeline for achieving the required levels. These guidelines are designed to further strengthen and align our leadership with stockholders’ interests. Additional information about our stock ownership guidelines is presented in the "Stock Ownership Guidelines for Directors and Executive Officers" section of this Proxy Statement. As of March 2022, all NEOs are either meeting or on track to meet the required holdings based on the ownership levels required.

Role	Ownership Guideline
CEO	6 times base salary
CFO and/or President	3 times base salary
Executive Vice President/Senior Vice President	2 times base salary
Incentive Compensation Clawback Policy
In 2012, our Board adopted an Incentive Compensation Clawback Policy that covers all forms of incentive compensation paid to current and former executive officers. Under the terms of the policy, incentive compensation may be required to be paid back if the covered executive’s fraud or willful misconduct results in an accounting restatement, and it is determined that such misconduct resulted in an overpayment of incentive compensation.

4 Other Compensation and Benefit Programs
We offer the following retirement savings programs to our NEOs as a part of our overall compensation strategy. Other than providing an executive physical benefit to our NEOs, we do not offer any enhanced or additional benefits to our NEOs that our team members do not also receive.
•401(k) plan, with company match, which is available to all team members over age 21. There are no enhanced benefits for NEOs.
•Deferred Compensation Plan, which permits all team members who meet the definition of a Highly Compensated Employee (as defined in the plan) to defer up to 50 percent of their annual salary and up to 50 percent of their bonus earnings and is ultimately settled in cash. The Company does not provide matching contributions on employee deferrals.
•Deferred Stock Unit Plan, which is available to NEOs and executive/senior vice presidents of the Company. Eligible executives can voluntarily defer up to 50 percent of their base salaries in this program, which is ultimately settled in our stock. The Company does not provide matching contributions on employee deferrals.
Detailed information about deferrals made by NEOs into the Deferred Compensation Plan and Deferred Stock Unit Plan is presented in the "Non-Qualified Deferred Compensation for 2021" table contained in this Proxy Statement.
Employment Agreements
We have entered into employment agreements with all NEOs and other selected senior executives. The Committee has determined that these agreements are beneficial to us because they contain restrictive covenants relating to confidential information, non-competition and non-solicitation of our employees. We compete for executive talent, and we believe that providing severance protection plays an important role in attracting and retaining key executives and enabling them to focus on the Company’s strategic goals. The agreements provide for severance payments under certain circumstances, which are discussed in more detail in the “Potential Payments Upon Termination or Change in Control Table” contained in this Proxy Statement. The employment agreements with all of our NEOs provide that any incentive compensation granted to the executive by us is subject to our Incentive Compensation Clawback Policy, and none of the severance agreements provides tax gross-ups on any compensation or perquisite.

Following the initial one year term, the agreements for Messrs. Greco (effective April 11, 2016), Shepherd (effective September 17, 2018), Cushing (effective August 21, 2016), Slone (effective October 3, 2018) and McDonell (effective July 29, 2019) automatically renew for an additional one year term unless either the executive or the Company provides notice of non-renewal at least 90 days (or, in the case of Mr. Slone, 120 days) prior to the end of the then effective term.

The employment agreements with our NEOs specify annual base salary and annual performance based cash target bonus amounts for each executive, calculated as a specified percentage of the executive’s base salary. The performance measures are determined by the Compensation Committee annually and are consistent with the measures applied to other senior executives.

If the executive’s employment is terminated in the event of the executive’s death, we have agreed to pay to the executive’s designated beneficiary or estate an amount equal to one year of base salary at the rate then in effect, plus an amount equal to the executive’s target level bonus in effect at the time of the executive's death.

In the event of termination of employment due to disability as defined in the agreements, the executive will receive a lump sum payment amount equal to 30 percent of base salary at the rate then in effect, plus an amount equal to the executive’s target level annual bonus then in effect in addition to the benefits payable under our qualified group disability plan.

In addition, under the terms of the executives' long term incentive awards, if the executive’s employment is terminated on account of death or disability, all time based RSUs and SARs granted to the executive pursuant to our 2014 LTIP or any successor plan will vest and become exercisable if not then vested or exercisable. If the executive’s employment is terminated on account of death, disability or retirement prior to the vesting date of the executive’s performance based SARs or RSUs, the performance based SARs or RSUs will become eligible for exercise or issuance on the normal vesting date for performance based awards on a pro-rata basis for the time that the executive was employed during the performance period. The pro rata amount of performance SARs or RSUs that will become eligible for exercise or issuance will be based on our actual performance through the end of the performance period. If we terminate the executive’s employment without "Due Cause" or if the executive terminates his or her employment for "Good Reason," as defined in the agreements, other than following a Change in Control, as defined in the 2014 LTIP, our executive officers other than Mr. Greco will be entitled to a lump sum severance payment in an amount equal to one year of base salary at the rate then in effect, plus an amount equal to an average of the past three years' annual bonus payments. Mr. Greco is entitled to an amount equal to one and one half times his annual base salary at the rate then in effect and an amount equal to one and one half times the average value of the annual bonuses paid to him for the three completed fiscal years immediately prior to the date of such termination, as well as an annual bonus for the fiscal year of termination of employment, based on actual full year performance, prorated to reflect the time of service for such fiscal year through the date of termination. Any performance based grants of SARs and RSUs will vest immediately on a pro rata basis based on our performance for the amount of time the executive was employed during the performance period measured as of the most recently completed fiscal quarter. Executives are also granted a right to continue their medical benefits for one year post termination at the same cost as active employees and to receive outplacement services for a period of up to one year, except for Mr. Greco who may continue his medical benefits for 18 months post termination at such cost.

If, within 12 months after a Change in Control, we terminate the executive officer’s employment other than for Due Cause, death or disability, or the executive terminates the executive’s employment for Good Reason, the executive will be entitled to receive a lump sum severance payment in an amount equal to two times base salary at the rate then in effect, plus two times the target annual bonus amount then in effect. Mr. Greco is also entitled to these benefits in the event his employment is terminated in contemplation of a Change in Control within three months prior to the consummation of a Change in Control. In addition, we will provide the executive certain outplacement services for a period of up to one year. In the event of a Change in Control, all time based RSUs will vest and become exercisable or issued only if the acquiring entity does not exchange or replace the LTI grants or upon termination of employment without Due Cause within 24 months following the Change in Control event. Performance based SARs and RSUs will vest at the same time on a pro rata basis based on our performance for the amount of time the executive was employed during the performance period measured as of the most recently completed fiscal quarter prior to the Change in Control event. Executives are also granted a right to continue their medical benefits for up to one year post termination at the same cost as active employees, except for Mr. Greco who may continue his medical benefits for 18 months post termination at such cost.

In the event of a Change in Control, the employment agreements provide that if payments upon termination of employment related to a Change in Control would be subjected to the excise tax imposed by Section 4999 of the Internal Revenue Code, and if reducing the amount of the payments would result in greater benefits to him or her (after taking into consideration the payment of all income and excise taxes that would be owed as a result of the Change in Control payments), we will reduce the Change in Control payments by the amount necessary to maximize the benefits received by him or her, determined on an after-tax basis. The Change in Control payments are not eligible for tax gross up payments.

Compensation Committee Report
Our Compensation Committee is comprised entirely of four independent directors who meet independence, experience and other qualification requirements of the NYSE listing standards, and the rules and regulations of the SEC. Mr. Jones is the chair of our Compensation Committee. The Compensation Committee operates under a written charter adopted by the Board. Our charter can be viewed on our website at ir.advanceautoparts.com under the "Governance" section.

We have relied on management’s representation that the CD&A presented in this Proxy Statement has been prepared with integrity and objectivity and in conformity with SEC regulations. Based upon our review and discussion with management, we recommended to the Board that the CD&A be included in this Proxy Statement and incorporated by reference into our 2021 Annual Report on Form 10-K.

THE COMPENSATION COMMITTEE
Jeffrey J. Jones II (Chair)
Douglas A. Pertz
Sherice R. Torres
Nigel Travis

Compensation Program Risk Assessment
We assess our executive and broad-based compensation and benefits programs to determine whether the programs' provisions and operation create undesired or unintentional material risk. The risk assessment process includes a review of our compensation program policies and practices, such as our performance-based executive compensation programs and stock ownership guidelines, to ensure that the interests of our executives are aligned with those of our stockholders by encouraging long-term superior performance without encouraging excessive or unnecessary risk-taking. We take into consideration compensation terms and practices, such as performance-based vesting of a substantial portion of our executives' long-term incentive compensation, to drive long-term decision making and mitigate adverse risk-taking that may occur due to year-over-year performance measurements, and rewards growth over the long term. We regularly review and audit our bonus plans to ensure short-term incentives are appropriately linked to business outcomes, and such reviews are shared with the Compensation Committee.
We have reviewed all of our compensation programs and found none that would be reasonably likely to have a material adverse effect on the Company. Our performance based executive compensation program, as described more fully in CD&A, coupled with our stock ownership guidelines, aligns the interests of our executives with stockholders by encouraging long term superior performance without encouraging excessive or unnecessary risk taking. We believe that our long standing compensation philosophy discussed in CD&A is a key component of our history of consistent growth, which demonstrates an alignment of the interests of participants and stockholders and rewards each with increased value over the long term. As illustrated in the "Framework for Executive Compensation" section of CD&A, the compensation of our executives is primarily based on performance over a long term period. We believe the performance based vesting of a substantial portion of our executives' long term incentive compensation drives long term decision making, mitigates adverse risk taking that may occur due to year over year performance measurements, and rewards growth over the long term. The Compensation Committee, with the guidance and assistance of its independent compensation consultant, reviews and approves compensation components for all named executive officers and other executive officers. Annual incentives are reviewed each year and payments are subject to Compensation Committee discretion. The bonus plans for other team members are linked to financial, customer or operating measures. All team members, including officers, and our directors are subject to our Insider Trading Policy, which prohibits hedging existing ownership positions in the Company's securities, short selling the Company's stock, purchasing or selling derivative securities, and, unless certain stringent requirements are met, pledging Company stock.

Additional Information Regarding
Executive Compensation

Summary Compensation Table
The following Summary Compensation Table provides the compensation earned by our chief executive officer, principal financial officer and the other three most highly compensated executive officers as of the end of each of the last three completed fiscal years.

			Bonus	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	All Other Compensation
Name and Principal Position		Salary		(b)	(c)	(d)	(e)	Total
	Year	($)	($)	($)	($)	($)	($)	($)
Thomas R. Greco	2021	$1,100,008	$—	$4,500,044	$1,499,981	$2,940,300	$11,938	$10,052,271
President and Chief Executive Officer	2020	1,100,008	—	5,559,210	—	1,386,990	10,246	8,056,454
	2019	1,100,008	—	5,547,466	—	1,033,560	10,479	7,691,513
Jeffrey W. Shepherd	2021	667,740	—	749,949	250,060	1,214,013	5,690	2,887,452
Executive Vice President, Chief Financial Officer	2020	595,890	—	909,756	—	476,340	4,945	1,986,931
	2019	566,646	—	857,333	—	340,170	3,896	1,768,045
Robert B. Cushing	2021	621,027	—	925,253	224,908	1,046,563	12,253	2,830,004
Executive Vice President, Professional	2020	600,000	—	1,010,831	—	476,340	11,832	2,099,003
	2019	587,468	—	1,008,674	—	354,960	11,571	1,962,673
Reuben E. Slone	2021	646,027	—	637,518	212,497	1,093,950	12,645	2,602,637
Executive Vice President, Supply Chain	2020	624,998	—	909,756	—	496,188	15,440	2,046,382
	2019	491,645	—	857,333	—	295,800	4,248	1,649,026
Jason B. McDonell	2021	526,967	—	737,690	212,497	930,325	12,412	2,419,891
Executive Vice President, Merchandising, Marketing and e-Commerce (since April 2021)

(a)Represents the grant date fair value of performance and time based RSUs granted during each of the years presented. The grant date fair value is calculated using the closing price of our common stock on the date of grant. For additional information regarding the valuation assumptions of this award, refer to Note 15 of our consolidated financial statements in the 2021 Form 10-K filed with the SEC on February 15, 2022. See the "2021 Grants of Plan-Based Awards Table" and "Outstanding Equity Awards at 2021 Fiscal Year-End Table" in this Proxy Statement for information on stock awards granted in 2021 and prior years. Any performance awards included in these amounts have been valued based on the probable outcome of the performance conditions as of the grant date.
(b)The maximum value for performance awards (as of the grant date), assuming the highest level of performance is achieved for performance awards granted, is provided for each executive in the table below.

Name	Year	PSUs Maximum Grant Date Fair Value ($)
Mr. Greco	2021	$5,999,941
	2020	7,699,855
	2019	7,794,834
Mr. Shepherd	2021	1,000,049
	2020	1,259,947
	2019	1,204,536
Mr. Cushing	2021	900,150
	2020	1,400,119
	2019	1,417,274
Mr. Slone	2021	850,024
	2020	1,189,995
	2019	1,204,536
Mr. McDonell	2021	850,024

(c)    These nonqualified stock option awards were granted as part of the annual long term incentive program in 2021. These awards will vest in equal thirds commencing on the first anniversary of the grant date, with an exercise period of 10 years from the date of grant. The aggregate grant date fair value of the equity awards calculated in accordance with ASC Topic 718 utilizing the assumptions discussed in Note 15 of our consolidated financial statements in the 2021 Form 10-K filed with the SEC on February 15, 2022.
(d) For 2021, represents amounts paid to our NEOs in March 2022 under our 2021 AIP. See the "Annual Incentive Plan" section of this Proxy Statement for additional information regarding our 2021 AIP.
(e)    For 2021, includes (i) Company matching contributions according to the terms of the Company's 401(k) plan in the amounts of $10,154 for Mr. Greco, $4,615 for Mr. Shepherd, $11,600 for Mr. Cushing, $11,600 for Mr. Slone and $11,600 for Mr. McDonell; and (ii) life insurance premiums paid by the Company for each executive as follows: $1,784 for Mr. Greco; $1075 for Mr. Shepherd; $653 for Mr. Cushing; $1,045 for Mr. Slone and $812 for Mr. McDonell.

Grants of Plan-Based Awards in 2021
The following table sets forth information concerning grants of cash and stock based awards made under our annual and long term incentive plans during 2021. The threshold, target and maximum non-equity incentive award amounts shown in the table represent the amounts to be paid if our performance had met the respective levels of the applicable performance measures. The performance measures are more fully described under the heading "Annual Incentive Plan" in CD&A. The threshold, target and maximum equity incentive award amounts shown in the table represent the amounts to be paid if our performance meets the respective level of applicable performance measures as more fully described under the heading "Long Term Incentive Compensation" in CD&A.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards (a)			Estimated Future Payouts Under Equity Incentive Plan Awards (b)			All Other Stock Awards: Number of Shares of Stock or Units (#) (c)	Grant Date Fair Value of Stock and Option Awards ($) (d)
Name	Grant Date	Approval Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Mr. Greco			$371,250	$1,485,000	$2,970,000	—	—	—	—	$—
	3/8/2021	2/9/2021	—	—	—	4,249	16,997	33,994	—	2,999,971
	3/8/2021	2/9/2021	—	—	—	—	—	—	8.499	1,500,074
	3/8/2021	2/9/2021	—	—	—	—	—	—	—	1,499,981
Mr. Shepherd			154,063	616,250	1,232,500	—	—	—	—	—
	3/8/2021	2/9/2021	—	—	—	708	2,833	5,666	—	500,025
	3/8/2021	2/9/2021	—	—	—	—	—	—	1,416	249,924
	3/8/2021	2/9/2021	—	—	—	—	—	—	—	250,060
Mr. Cushing			132,813	531,250	1,062,500	—	—	—	—	—
	3/8/2021	2/9/2021	—	—	—	638	2,550	5,100	—	450.075
	3/8/2021	2/9/2021	—	—	—	—	—	—	1,275	225,038
	3/8/2021	2/9/2021	—	—	—	—	—	—	—	224,098
	6/7/2021	3/9/2021	—	—	—	—	—	—	1,296	250,141
Mr. Slone			138,125	552,500	1,105,000	—	—	—	—	—
	3/8/2021	2/9/2021	—	—	—	602	2,408	4,816	—	425,012
	3/8/2021	2/9/2021	—	—	—	—	—	—	1,204	212,506
	3/8/2021	2/9/2021	—	—	—	—	—	—	—	212,497
Mr. McDonell			116,875	467,500	935,000	—	—	—	—	—
	3/8/2021	2/9/2021	—	—	—	602	2,408	4,816	—	425,012
	3/8/2021	2/9/2021	—	—	—	—	—	—	1,204	212,506
	3/8/2021	2/9/2021	—	—	—	—	—	—	—	212,497
	6/7/2021	5/25/2021	—	—	—	—	—	—	519	100,172
(a)Amounts shown represent possible cash payouts under our 2021 AIP. See the "Annual Incentive Plan" section of this Proxy Statement for a discussion of threshold, target and maximum cash incentive plan payouts.
(b)Amounts shown represent the shares of our common stock issuable assuming achievement of the specific threshold, target or maximum levels of performance established by the Compensation Committee for performance based RSU grants to our executives. These PSU grants were part of our annual long term equity grants made in 2021 and related to the 2021 through 2023 three year performance period. See the "Long Term Incentive Compensation" section of this Proxy Statement for more information regarding our PSU grants.
(c)Amounts shown represent the number of time based RSUs granted to our executives for 2021. For more information regarding awards of time based RSUs, see the "Long Term Incentive Compensation" section of this Proxy Statement.
(d)Amounts shown represent the aggregate grant date fair value of the equity awards calculated in accordance with ASC Topic 718 utilizing the assumptions discussed in Note 15 of our consolidated financial statements in the 2021 Form 10-K filed with the SEC on February 15, 2022. The attainment of target level for performance awards was deemed probable at the date of grant for the each of the performance awards granted during 2021. Accordingly, the grant date fair value was calculated at target level for these awards.

The time vested portions of the RSU awards granted in 2021 include rights to receive dividend equivalent payments in the same amount as paid to our stockholders, but do not include voting rights. The performance based RSUs granted in 2021 do not include dividend or voting rights. We paid quarterly cash dividends of $0.25 per share for the first quarter of 2021 and $1.00 per share for the second through fourth quarters of 2021.

Outstanding Equity Awards at 2021 Fiscal Year-End

The following table provides information concerning stock based awards granted to our NEOs that were outstanding at the end of our last fiscal year.

		Option Awards (a)					Stock Awards (b)
									Equity Incentive Plan Awards:
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Equity Incentive Plan Awards: Number of Shares Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Number of Unearned Shares, Units, or Other Rights That Have Not Vested (#)	Market Value of Unearned Shares, Units, or Other Rights That Have Not Vested ($)
Mr. Greco	3/8/2021 (c)	—	31,786	—	$176.5	3/8/2031	—	$—	—	$—
	3/8/2021 (c)	—	—	—	—		—	—	33,994	8,154,480
	3/8/2021 (c)	—	—	—	—		8,499	2,038,740	—	—
	3/2/2020	—	—	—	—		—	—	19,298	4,629,204
	3/2/2020	—	—	—	—		8,272	1,984,287	—	—
	3/2/2020	—	—	—	—		—	—	38,600	9,259,368
	3/1/2019	—	—	—	—		—	—	8,024	1,924,797
	3/1/2019	—	—	—	—		3,425	821,589	—	—
	3/1/2019	—	—	—	—		—	—	16,049	3,849,834
	4/14/2016	68,745	—	—	160.94	4/14/2023	—	—	—	—
Mr. Shepherd	3/8/2021 (c)	—	5,299	—	176.5	3/8/2031	—	—	—	—
	3/8/2021 (c)	—	—	—	—		1,416	339,670	—	—
	3/8/2021 (c)	—	—	—	—		—	—	5,666	1,359,160
	3/2/2020	—	—	—	—		—	—	3,158	757,542
	3/2/2020	—	—	—	—		1,354	324,798	—	—
	3/2/2020	—	—	—	—		—	—	6,316	1,515,082
	3/1/2019	—	—	—	—		—	—	1,240	297,451
	3/1/2019	—	—	—	—		530	127,136	—	—
	3/1/2019	—	—	—	—		—	—	2,480	594,902
Mr. Cushing	6/7/2021 (c)	—	—	—	—		1,296	310,884	—	—
	3/8/2021 (c)	—	4,766	—	176.5	3/8/2031	—	—	—	—
	3/8/2021 (c)	—	—	—	—		1,275	305,847	—	—
	3/8/2021 (c)	—	—	—	—		—	—	5,100	1,223,388
	3/2/2020	—	—	—	—		—	—	3,508	841,500
	3/2/2020	—	—	—	—		1,504	360,780	—	—
	3/2/2020	—	—	—	—		—	—	7,020	1,683,958
	3/1/2019	—	—	—	—		—	—	1,459	349,985
	3/1/2019	—	—	—	—		623	149,445	—	—
	3/1/2019	—	—	—	—		—	—	2,918	699,970
Mr. Slone	3/8/2021 (c)	—	4,503	—	176.5	3/8/2031	—	—	—	—
	3/8/2021 (c)	—	—	—	—		—	—	4,816	1,155,262
	3/8/2021 (c)	—	—	—	—		1,204	288,816	—	—
	3/2/2020	—	—	—	—		—	—	3,158	757,542
	3/2/2020	—	—	—	—		1,354	324,798	—	—
	3/2/2020	—	—	—	—		—	—	6,316	1,515,082
	3/1/2019	—	—	—	—		—	—	1,240	297,451
	3/1/2019	—	—	—	—		530	127,136	—	—
	3/1/2019	—	—	—	—		—	—	2,480	594,902
	11/19/2018	—	—	—	—		—	—	3,615	867,166
Mr. McDonell	6/4/2021(c)	—	—	—	—		519	124,498	—	—
	3/8/2021(c)	—	4,503	—	176.5	3/8/2031	—	—	—	—
	3/8/2021(c)	—	—	—	—		—	—	4,816	1,155,262
	3/8/2021(c)	—	—	—	—		1,204	288,816	—	—
	3/2/2020	—	—	—	—		—	—	2,982	715,322
	3/2/2020	—	—	—	—		1,279	306,807	—	—
	3/2/2020	—	—	—	—		—	—	5,966	1,431,124
	8/19/2019	—	—	—	—		978	234,603	—	—

(a)The April 2016 grant of 68,745 SARs to Mr. Greco represents time based awards that vested in three equal portions on the third, fourth and fifth anniversary of the grant date.
(b)Includes awards of RSUs. Generally, awards of time-based RSUs vest in three approximately equal annual installments commencing on the first anniversary date of the grant. The market value of the stock awards is reflective of the closing price of our common stock as of December 31, 2021 ($239.88), the last day that our common stock was traded during 2021. Amounts shown for PSUs granted in 2019 are shown at target level, representing a 100 percent payout of the PSUs, and amounts shown for PSUs granted in 2020 and 2021 are shown at maximum level, representing a 200 percent payout of the PSUs.
(c)See the "Grants of Plan-Based Awards in 2021" table in this Proxy Statement for more information on awards granted to our executive officers in 2021.

Option Exercises and Stock Vested in 2021

The following table sets forth information with respect to our NEOs who vested in stock awards or exercised SARs or options during 2021.

	SARs		Options		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(a)	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(b)
Mr. Greco	—	—	—	—	37,482	6,105,839
Mr. Shepherd	—	—	—	—	4,390	733,771
Mr. Cushing	711	32,180	—	—	4,967	809,571
Mr. Slone	—	—	—	—	2,144	413,384
Mr. McDonell	—	—	—	—	1,617	309,119

(a) The value realized on exercise is based on the closing price of our common stock on the NYSE on the exercise date. If an exercise date occurs on a day on which the NYSE is closed, the value realized is based on the closing price on the last trading day prior to the exercise date.
(b) The value realized on vesting is based on the closing price of our common stock on the NYSE on the vesting date. If a vesting date occurs on a day on which the NYSE is closed, the value realized is based on the closing price on the last trading day prior to the vesting date.

Non-Qualified Deferred Compensation for 2021

The following table sets forth information with respect to our NEOs concerning executive contributions to non-qualified deferred compensation plans during 2021.  We do not make any contributions to these deferred compensation plans. Aggregate earnings information includes changes in market value of the investments plus any dividends received by the executive for their DSUs.

Name	Executive Contributions ($)(a)	Aggregate Earnings ($)(b)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at January 1, 2022 ($)

Mr. Greco	$—	$—	$—	$—
Mr. Shepherd	—	—	—	—
Mr. Cushing	—	—	—	—
Mr. Slone	213,375	77,408	—	683,482
Mr. McDonell	—	—	—	—

(a)Additional information is provided under "Other Compensation and Benefit Programs" in the CD&A section of this Proxy Statement. Any amounts reported as Executive Contributions are also reported in the Salary column of the "Summary Compensation Table" of this Proxy Statement.
(b)Represents realized and unrealized gains or losses on market-based investments selected and dividends earned by executives for their deferred compensation balances.

Potential Payments Upon Termination of Employment or Change in Control
The following table provides an estimate of the inherent value of the severance payments, stock incentives and benefits provided for in each NEO’s employment agreement or other compensation arrangements described above, assuming termination of employment or change in control occurred on January 1, 2022, the last day of our 2021 year.

Executive	Voluntary Termination without Good Reason or Involuntary Termination for Due Cause (a)	Retirement	Disability	Death	Involuntary Termination without Due Cause or Voluntary Termination for Good Reason not related to a Change in Control (b)	Involuntary Termination without Due Cause or Voluntary Termination for Good Reason related to a Change in Control (c)
Mr. Greco
Cash Severance (d)	$—	$—	$1,815,013	$2,585,081	$4,109,177	$5,170,038
Stock Incentives (e) (f)	—	—	15,208,152	15,208,152	10,363,536	29,265,600
Other Benefits (g)	—	—	195,000	1,100,008	37,024	37,024
	$—	$—	$17,218,165	$18,893,241	$14,509,737	$34,472,662
Mr. Shepherd
Cash Severance (d)	$—	$—	$833,750	$1,341,250	$1,247,374	$2,682,500
Stock Incentives (e) (f)	—	—	2,442,218	2,442,218	1,650,614	4,770,973
Other Benefits (g)	—	—	135,000	725,000	32,374	32,374
	$—	$—	$3,410,968	$4,508,468	$2,930,362	$7,485,847
Mr. Cushing
Cash Severance (d)	$—	$—	$718,750	$1,156,250	$1,152,304	$2,312,500
Stock Incentives (e) (f)	—	1,852,113	2,979,070	2,979,070	1,852,113	5,194,601
Other Benefits (g)	—	—	195,000	625,000	39,195	39,195
	$—	$1,852,113	$3,892,820	$4,760,320	$3,043,612	$7,546,296
Mr. Slone
Cash Severance (d)	$—	$—	$747,500	$1,202,500	$1,152,304	$2,312,500
Stock Incentives (e) (f)	—	—	3,034,482	3,034,482	2,293,733	5,294,391
Other Benefits (g)	—	—	195,000	650,000	29,289	29,289
	$—	$—	$3,976,982	$4,886,982	$3,475,326	$7,636,180
Mr. McDonell
Cash Severance (d)	$—	$—	$632,500	$1,017,500	$781,181	$2,035,000
Stock Incentives (e) (f)	—	—	1,628,785	1,628,785	770,495	3,685,516
Other Benefits (g)	—	—	135,000	550,000	29,289	29,289
	$—	$—	$2,396,285	$3,196,285	$1,580,965	$5,749,805

(a)Voluntary termination without Good Reason or termination for Due Cause makes an executive ineligible for any employment agreement benefits other than any rights the executive may have under the normal terms of other benefit plans and receipt of accrued but unpaid base salary. Executives must exercise vested long term incentives within 90 days after the date of termination. The term "Due Cause" is defined in the agreements as (i) a material breach of the executive’s obligations under the agreement or a material violation of any code or standard of conduct applicable to our officers that has not been cured following notice if applicable; (ii) a material violation of the loyalty obligations as provided in the agreement; (iii) the executive’s willful engagement in bad faith conduct that is demonstrably and materially injurious to us; (iv) the commission or indictment of a crime of moral turpitude or a felony involving fraud, breach of trust, or misappropriation; or (v) a determination that the executive is in violation of our Substance Abuse Policy.
(b)The employment agreements of our NEOs provide that the executive’s employment is deemed to be terminated by us without Due Cause if the executive elects to terminate his employment for Good Reason. The term "Good Reason" is defined in the agreements as: (i) a material diminution in the executive’s base salary or target bonus amount for Mr. Greco and total direct compensation, as defined in the employment agreements, for other executives; (ii) a material diminution in the executive’s authority, duties or responsibilities or for executives other than Mr. Greco, those of the executive’s supervisors; (iii) for Mr. Greco, if he no longer reports directly to the Board; (iv) except for Mr. Greco, the termination of the Executive Incentive Plan without a replacement plan or the material reduction of the executive’s benefits without a similar reduction for other executives; (v) requiring the executive to be based more than 60 miles from our office at which the executive was principally employed immediately prior to the date of the relocation; or (vi) for Mr. Greco, any other material breach of the Agreement including failure of the Nominating and Corporate Governance Committee to re-nominate him to the Board. Except for Mr. Greco, upon termination of employment by us other than for Due Cause or by the executive for Good Reason the executive is entitled to receive a cash "termination payment" which equals the sum of the executive’s annual base salary and an amount equal to the average annual bonus payment over the past three years (or shorter period of employment as applicable). Mr. Greco is entitled to an amount equal to one and one half times his annual base salary and an amount equal to one and one half times his average annual bonus payment over the past three years, in addition to a pro-rated annual bonus for the year in which his employment is terminated. The value of the bonus amount included for each executive in the cash severance payment is the average bonus paid for 2018, 2019 and 2020 (or shorter period of employment as applicable). In addition, the executive will receive outplacement services and certain medical benefits coverage as described in note (g) below.
(c)If, within 12 months of a Change in Control (as defined in the employment agreements), the executive’s employment is terminated by us other than for Due Cause or by the executive for Good Reason, the executive will be entitled to a Change in Control Termination Payment equal to (i) two times the executive’s base salary plus (ii) two times the amount equal to the executive’s target bonus. The cash severance amount would be subject to a downward adjustment pursuant to the “net best” provisions of his employment agreement, and the benefits also apply to involuntary termination or termination with Good Reason within three months prior to a Change in Control in contemplation of the Change in Control.
(d)In the case of voluntary termination without Good Reason or termination for Due Cause, the executive would be ineligible to receive a cash severance payment. In accordance with the employment agreements, if the executive’s employment is terminated on account of death, the executive’s beneficiary or estate is entitled to receive a lump sum payment equivalent to the executive’s annual base salary and target bonus amount. In the event that the executive is terminated on account of disability, the employment agreements provide that the executive is entitled to receive a cash severance amount equivalent to 30 percent of the executive’s annual base salary and an amount equal to the executive’s annual target bonus severance payments are contingent upon execution and non-revocation of a release as provided in the agreements.
(e)Amounts shown here are calculated as the differences between the exercise price, if any, of the outstanding stock-based incentives and the closing price of our stock on the last day our stock was traded during 2021.
(f)The terms of the executives’ restricted stock unit agreements provide that in the event of termination of employment due to death or disability, any remaining previously unvested time based RSUs will vest immediately. PSUs will vest based on our performance at the end of the applicable performance period on a pro-rata basis commensurate with the time employed prior to death or disability during the performance period. In the event of retirement, which requires 10 years of service and a minimum age of 55 years, time based shares will be forfeited. PSUs vest based on our performance at the end of the applicable performance period on a pro rata basis commensurate with the time employed prior to retirement during the performance period, subject to certain noncompete restrictions. In the event of involuntary termination without Due Cause, or voluntary termination for Good Reason, a pro rata portion of the time based RSUs will vest immediately as of the date of the executive's termination of employment based on the amount of time employed during the performance period. In the event of such termination following a Change in Control, all time based RSUs will vest and become exercisable if the acquiring entity does not assume, convert or replace the LTI grants or upon termination of employment without Due Cause within 24 months following the Change in Control event. Performance based RSUs will vest at the same time on a pro rata basis based on the amount of time employed during the performance period and our actual performance as of the most recent termination date.
(g)For Disability, Other Benefits consist of the amount the executives would receive under our qualified plan. For Death, Other Benefits represent life insurance benefits. For Involuntary Termination, Other Benefits include $12,000 in outplacement costs and the cost of providing one year of health care coverage (18 months in the case of Mr. Greco) to the executive at the same cost as active employees.

CEO Pay Ratio
As a result of certain regulations adopted under the Dodd-Frank Wall Street Reform and Consumer Protection Act, we are providing the following disclosure of the ratio of our CEO’s compensation to that of our median employee.
Our CEO to median employee pay ratio is calculated in accordance with the guidelines established by the SEC. We identified our median employee using total annual cash compensation of all team members employed with us on December 31, 2020. We included all U.S. team members in our analysis of the median employee, including part time, full time, and seasonal team members.
After identifying our median employee, we then calculated annual total compensation in accordance with the same methodology as used to calculate total compensation for our CEO in the Summary Compensation table.
Annual Total Compensation for the CEO as described in the Summary Compensation table was $10,052,271 for 2021 and the median team member compensation was $24,960. The result of this analysis is a ratio of approximately 403:1.

The Compensation Committee continuously reviews both the compensation of our CEO, our NEOs and our pay practices for all team members to ensure internal equity is appropriate. A significant portion of our CEO’s compensation is performance based and thus the ratio may vary each year consistent with the Company’s ultimate performance outcomes and how those outcomes connect to our performance-based compensation programs.

Information Concerning our Executive Officers

The following table provides information about our executive officers as of March 24, 2022.

Name	Age	Position
Thomas R. Greco	63	President and Chief Executive Officer
Michael C. Creedon, Jr.	46	Executive Vice President, U.S. Stores
Robert B. Cushing	68	Executive Vice President, Professional
Tammy M. Finley	55	Executive Vice President, General Counsel and Corporate Secretary
Jason B. McDonell	48	Executive Vice President, Merchandising, Marketing and e-commerce
William J. Pellicciotti Jr.	42	Senior Vice President, Controller and Chief Accounting Officer
Natalie S. Schechtman	50	Executive Vice President, Human Resources
Jeffrey W. Shepherd	49	Executive Vice President, Chief Financial Officer
Reuben E. Slone	59	Executive Vice President, Supply Chain

Our executive officers are elected by and serve at the discretion of our Board. There are no family relationships among any of our executive officers. Set forth below is a brief description of the business experience of our executive officers other than Mr. Greco, who is also a director and whose business experience is set forth in the “Nominees for Election to Our Board” section of this Proxy Statement.

Mr. Creedon
Executive Vice President, U.S. Stores
Mr. Creedon joined us in December 2013 as President of our wholly owned subsidiary, Autopart International, Inc.. He was promoted to President, North Division of Advance in February 2017 and President, U.S. Stores in May 2020 and has served in his current role since March 2021. Previously, he served as General Manager and Vice President, Retail Sales & Operations for Tyco Integrated Security, a provider of retail security and store performance solutions, from September 2010 to November 2013 and in a variety of finance and operations roles at ADT Security Services, Inc. and Tyco International Inc., providers of alarm and security services.

Mr. Cushing
Executive Vice President, Professional
Mr. Cushing joined us in January 2014 via the acquisition of General Parts International, Inc. ("GPI"), which included its wholly owned subsidiary Worldpac, Inc. ("Worldpac"), and has held his current position since August 2016. Mr. Cushing is responsible for the operations of our Professional sales team in addition to Worldpac, CARQUEST CANADA LTD. and wholly owned subsidiary Autopart International, Inc. Mr. Cushing joined Worldpac via its acquisition of Metrix Parts Warehouse, Inc. in 1999 and was named Worldpac's President and CEO in January 2008. Prior to serving as President and CEO, Mr. Cushing served as Executive Vice President, Sales and Operations for the U.S. and Canada from 1999 to 2007. Prior to joining Worldpac, Mr. Cushing held executive-level sales, marketing and operations positions with Metrix Parts Warehouse, Inc., Interco Parts Corporation and Robert Bosch Corporation.

Ms. Finley
Executive Vice President, General Counsel and Corporate Secretary
Ms. Finley joined us in 1998 and has held her current position since May 2016. From January 2015 to May 2016, she served as Executive Vice President, Human Resources, General Counsel and Corporate Secretary. From March 2013 to January 2015, she served as Senior Vice President, Human Resources. From March 2010 to March 2013, she served as Vice President, Employment Counsel and Government Affairs. From September 2007 to March 2010, she served as Vice President, Employment Counsel. From January 2003 to September 2007, she served as Vice President, Staffing and Team Member Relations. From March 1998 to January 2003, she served as Assistant Vice President, Human Resources. Prior to joining Advance, Ms. Finley worked as a labor and employment attorney with The Center for Employment Law, PC, and as a Staff Attorney with the Virginia Supreme Court. Ms. Finley has also served on the board of directors of American National Bankshares Inc., a publicly traded bank holding company, since September 2017.

Mr. McDonell
Executive Vice President, Merchandising, Marketing and e-commerce
Mr. McDonell joined us in July 2019 as Executive Vice President, Chief Marketing Officer and has served in his current role since March 2021. Prior to joining Advance, Mr. McDonell served at PepsiCo Foods, a unit of PepsiCo Inc., a global food and beverage company, in a variety of sales and marketing leadership positions. He most recently served as President and General Manager of Pepsico Foods from July 2015 to July 2019, where he had general management responsibility for all functions of Canada’s

Frito Lay and Quaker business. He began his career with the Proctor & Gamble Company, a consumer packaged goods company.

Mr. Pellicciotti
Senior Vice President, Controller and Chief Accounting Officer
Mr. Pellicciotti joined us in his current role in January 2022. Prior to joining Advance, Mr. Pellicciotti served as the Vice President, Controller, North America for The Kraft Heinz Company, an international food and beverage company, since October 2020, and as Finance Director, SEC Reporting, Accounting Policy & SOX Compliance at Colgate-Palmolive Company ("Colgate"), a multinational consumer products company, from October 2019 to October 2020. Since 2009, Mr. Pellicciotti served in leadership roles in finance at Colgate, including as the Finance Director for the Asia-Pacific Division from January 2018 to September 2019 and as Center Lead and Finance Director for Colgate Business Services from March 2013 to December 2017. Mr. Pellicciotti began his career as an accountant at CliftonLarsonAllen, LLP, a professional services firm, and a Manager at PricewaterhouseCoopers, LLP, a leading accounting firm.
Ms. Schechtman
Executive Vice President, Human Resources
Ms. Schechtman joined us in May 2016 as Senior Vice President, Human Resources and has held her current position since February 2018. Prior to joining Advance, Ms. Schechtman served in human resources leadership roles at PepsiCo for almost 10 years, including Senior Director, Human Resources for Global Foodservice, a division of PepsiCo. She was responsible for the Foodservice division’s talent strategy, recruitment, training and development, organizational health, and employee relations. She also held human resources leadership roles in PepsiCo’s Retail Beverages, Pepsi-Cola North America and PepsiCo’s Corporate division. She also worked as an employment attorney with the law firm Brown Raysman in New York from 2003 to 2006, handling corporate labor and employment legal issues for a variety of clients, including several large international corporations. Prior to Brown Raysman, she served in recruiting and talent management roles from 1995 - 2003 with The Estee Lauder Companies, FreeRide.com, LLC and Gundersen Partners, LLC.

Mr. Shepherd
Executive Vice President, Chief Financial Officer
Mr. Shepherd joined us in March 2017 as Senior Vice President, Controller and Chief Accounting Officer and assumed the additional role of Interim Chief Financial Officer in April 2018. He has held his current position since August 2018, and also performed the duties of the Chief Accounting Officer from April 2021 through the appointment of Mr. Pellicciotti in January 2022. Prior to joining Advance, Mr. Shepherd was employed by General Motors Company from September 2010 to February 2017 in various accounting and finance roles, including Controller - General Motors Europe from July 2015 to February 2017, Director - Consolidation and SEC Reporting from June 2013 to July 2015, and Director - Analysis and Reporting from September 2010 to June 2013. Prior to joining General Motors, Mr. Shepherd worked for Ernst & Young, a public accounting firm, from October 1994 to September 2010. Mr. Shepherd is a certified public accountant.

Mr. Slone
Executive Vice President, Supply Chain
Mr. Slone joined us in his current role in October 2018. He served as a member of our Board of Directors from February 2015 until October 2018. Prior to joining Advance as an executive officer, Mr. Slone served as Senior Vice President, Supply Chain Management at Walgreen Co., one of the nation’s largest drugstore chains and part of the Retail Pharmacy USA Division of Walgreens Boots Alliance, Inc., since May 2012. Prior to joining Walgreens, Mr. Slone served as Executive Vice President, Supply Chain and General Manager of Services for OfficeMax, Inc. from 2004 to 2012. Prior to OfficeMax, Mr. Slone held various supply chain leadership positions with Whirlpool Corporation, General Motors Company, and Federal-Mogul Holdings Corporation. He also held prior consulting positions with Electronic Data Systems Corporation and Ernst & Young. Mr. Slone is a NACD Board Leadership Fellow. Mr. Slone serves on the board of directors of Tuesday Morning Corporation, an American discount, off price retailer specializing in domestic and international, designer and name-brand closeout merchandise.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth information known to us regarding the ownership of our common stock as of March 24, 2022 by:

•each person or entity that beneficially owns more than 5 percent of our common stock;
•each member of our Board;
•each of our executive officers named in the "Summary Compensation Table" included in the Executive Compensation section of this Proxy Statement; and
•all directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage of ownership held by that person, shares of common stock subject to options and warrants held by that person that are currently exercisable or will become exercisable within 60 days after March 24, 2022 are deemed outstanding, while these shares are not deemed outstanding for computing percentage ownership of any other person.  The address of each beneficial owner for which an address is not otherwise indicated is: c/o Advance Auto Parts, Inc., 4200 Six Forks Road, Raleigh, North Carolina 27609. Unless otherwise indicated in the footnotes to the table, the persons and entities named in the table have sole voting and investment power with respect to all shares beneficially owned, subject to community property laws where applicable. We know of no agreements among our stockholders which relate to voting or investment power over our common stock or any arrangement that may at a subsequent date result in a change in control of the Company.

The percentages of common stock beneficially owned are based on 61,091,143 shares of our common stock outstanding at the Record Date, plus shares that may be issued or acquired within 60 days of March 24, 2022 through the exercise of vested stock awards.

	Shares beneficially owned
Name of Beneficial Owner	Number	Percentage
The Vanguard Group(a)	6,708,765	11.0%
100 Vanguard Blvd.
Malvern, PA 19355
BlackRock, Inc.(b)	4,592,702	7.5%
55 East 52nd Street
New York, NY 10022
Barrow, Hanley, Mewhinney & Strauss, LLC(c)	3,543,834	5.8%
2200 Ross Avenue, 31st Floor
Dallas, TX 75201
Clearbridge Investments LLC(d)	3,198,900	5.2%
620 8th Avenue
New York, NY 10018

Executive Officers, Directors and Others(f)
Carla J. Bailo	1,990	*
John F. Ferraro	11,159	*
Thomas R. Greco	162,688	*
Joan M. Hilson	—	*
Jeffrey J. Jones II	4,051	*
Eugene I. Lee, Jr.	13,239	*
Douglas A. Pertz	5,589	*
Sherice R. Torres	448	*
Nigel Travis	5,015	*
Arthur L. Valdez Jr.	1,590	*
Robert C. Cushing	17,294	*
Jason B. McDonell	4,175	*
Jeffrey W. Shepherd	14,558	*
Reuben E. Slone	13,915	*
All executive officers and directors as a group (18 persons)	284,964	*

*    Less than 1%
(a)Based solely on a Schedule 13G/A filed with the SEC on February 9, 2022 by The Vanguard Group, The Vanguard Group is the beneficial owner of 6,708,765 shares and has sole dispositive power of 6,451,591 shares, shared dispositive power of 257,174 and shared voting power of 99,525.
(b)Based solely on a Schedule 13G/A filed with the SEC on February 3, 2022 by BlackRock, Inc., BlackRock, Inc. is the beneficial owner of 4,592,702 shares and has sole dispositive power of 4,592,702 shares and sole voting power of 3,913,771 shares.
(c)Based solely on a Schedule 13G filed with the SEC on February 10, 2022 by Barrow, Hanley, Mewhinney & Strauss, LLC, Barrow, Hanley, Mewhinney & Strauss, LLC is the beneficial owner of 3,543,834 shares and has sole dispositive power of 3,543,834 shares, sole voting power of 2,474,646 shares and shared voting power of 1,069,188 shares.
(d)Based solely on a Schedule 13G filed with the SEC on February 8, 2022 by Clearbridge Investments LLC, Clearbridge Investments LLC is the beneficial owner of 3,198,900 shares and has sole dispositive power of 3,198,000 and sole voting power of 3,120,385.
(e)The following table provides further detail regarding the shares beneficially owned by our directors and executive officers:

	Shares beneficially owned
	Shares of our common stock issuable with respect to
Name of Beneficial Owner	DSUs	Options vesting within 60 days of March 24, 2022	RSUs vesting within 60 days of March 24, 2022	SARs exercisable within 60 days of March 24, 2022
Carla J. Bailo	1,590	—	—	—
John F. Ferraro	10,659	—	—	—
Thomas R. Greco	—	10,595	—	68,745
Joan M. Hilson	—	—	—	—
Jeffrey J. Jones II	4,051	—	—	—
Eugene I. Lee, Jr.	10,114	—	—	—
Douglas A. Pertz	4,389	—	—	—
Sherice R. Torres	448	—	—	—
Nigel Travis	3,765	—	—	—
Arthur L. Valdez Jr.	1,590	—	—	—
Robert B. Cushing	—	1,588	—	—
Jason M. McDonell	—	1,501	—	—
Jeffrey W. Shepherd	—	1,766	—	—
Reuben E. Slone	4,279	1,501	—	—
All executive officers and directors as a group (18 persons)	40,885	20,305	—	68,745

Stock Ownership Guidelines for Directors and Executive Officers
The following table summarizes the stock ownership guidelines for our directors, NEOs and other key employees intended to further align the interests of our directors and members of management with the interests of our stockholders.

Title	Holding Requirements
Chief Executive Officer	Stock valued at 6 times base salary
Chief Financial Officer and/or President	Stock valued at 3 times base salary
Executive Vice President / Senior Vice President	Stock valued at 2 times base salary
Non-employee Director	Stock valued at 6 times their annual cash retainers

The ownership requirement may be satisfied through the following equity holdings:

•All vested stock holdings/shares owned outright that are currently held by a director or an executive
•Vested, unexercised time based stock options or SARs
•Vested, unexercised performance based SARs
•Unvested, time based RSUs
•Unvested, time based stock options or SARs
•Shares or units held by a director or an executive in any deferral plan

Individuals who do not achieve the required levels of ownership within the prescribed amount of time will be required to retain 50 percent of the net shares received upon the exercise of any stock options or SARs or the vesting of any RSUs until the guideline ownership levels have been reached.

The Compensation Committee reviews the stock ownership guidelines and reviews progress toward meeting ownership requirements at least annually. Based on current ownership and anticipated future stock vesting, all executives have satisfied or are projected to satisfy their respective stock ownership requirements by their requisite ownership requirement dates. In order to further align the interests of directors with interests of our stockholders, each of our non-employee directors receives a portion of his or her annual retainer in the form of DSUs, which are held and deferred until his or her service as a director ceases. In addition, directors have the opportunity to defer all or part of their cash retainers in the form of DSUs. Directors and executive officers are subject to our insider trading policy, which prohibits hedging with our stock and prohibits the pledging of our stock unless specified stringent requirements are met.

Delinquent Section 16(a) Reports
Section 16(a) of the Securities Exchange Act of 1934 requires "insiders," including our executive officers, directors and beneficial owners of more than 10 percent of our common stock, to file reports of ownership and changes in ownership of our common stock with the SEC and the NYSE. Based solely on our review of such reports and written representations from reporting persons that no Forms 5 were required for those persons, we believe that our insiders complied with all applicable Section 16(a) filing requirements during 2021, except that for each of our then-serving nine independent directors, the crediting of dividend equivalents on their deferred stock units for one quarter in 2021 were not timely reported on Form 4.
Equity Compensation Plan Information
The following table sets forth our shares authorized for issuance under our equity compensation plans on January 1, 2022.

	Number of shares to be issued upon exercise of outstanding options, warrants, and rights (a)	Weighted-average exercise price of outstanding options, warrants, and rights (b)	Number of securities remaining available for future issuance under equity compensation plans(c)
Equity compensation plans approved by stockholders (d)	832,841	$160.94	4,406,905
Equity compensation plans not approved by stockholders	—	—	—
Total	832,841	$160.94	4,406,905

(a)Includes the shares that would be issued upon exercise of outstanding RSUs, PSUs and DSUs and the net shares that would be issued upon exercise of outstanding options, SARs and performance based SARs and is based on management's estimate of the probable vesting outcome for performance based awards. The gross number of awards expected to vest based on management's estimate of the probable vesting outcome for performance based awards is 886,882.
(b)Includes weighted average exercise price of outstanding SARs only based on management's estimate of the probable vesting outcome for performance based awards.
(c)Excludes shares reflected in the first column and is based on management's estimate of the probable vesting outcome for outstanding performance based awards.
(d)Includes the 2014 LTIP and remaining awards outstanding under the 2004 LTIP.

Proposal No. 3
Ratification of Appointment by the Audit Committee of
Deloitte & Touche LLP as our Independent Registered Public Accounting Firm for 2022

Our Audit Committee is directly responsible for the appointment, retention, fees and oversight of the independent registered public accounting firm retained to audit our financial statements. Deloitte has continuously served as our independent registered public accounting firm since 2002. The lead engagement partner from Deloitte is required to be rotated every five years, and in 2021 a new lead engagement partner was selected in connection with this rotation process. The process for selection of the new lead engagement partner included a meeting between the Chair of the Audit Committee and the candidate for this role, as well as discussion by the full Audit Committee and meetings with senior management. In addition, our Audit Committee periodically considers whether there should be a rotation of the independent registered public accounting firm in conjunction with its review of Deloitte’s independence, qualifications and performance.

Our Audit Committee has appointed Deloitte as our independent registered public accounting firm for fiscal year 2022 because our Audit Committee believes the continued retention of Deloitte to serve as our independent registered public accounting firm is in the best interest of us and our stockholders. You are being asked to ratify the appointment by our Audit Committee of Deloitte as our independent registered public accounting firm for fiscal year 2022 although your ratification of the selection of Deloitte as our independent registered public accounting firm is not required by our by-laws or otherwise. If our stockholders do not ratify the selection of Deloitte, the Audit Committee will reconsider whether or not to retain Deloitte in the future. However, the Audit Committee is not bound by a vote either for or against the firm. Members of Deloitte will be present at the Annual Meeting, will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions. If Deloitte should decline to act or otherwise become incapable of acting, or if Deloitte’s engagement is discontinued for any reason, our Audit Committee will appoint another accounting firm to serve as our independent registered public accounting firm for fiscal year 2022.

2021 and 2020 Audit Fees
The following table summarizes the aggregate fees billed by Deloitte for the following professional services:

	2021	2020
	($ in thousands)
Audit Fees (a)	$3,684	$3,742
Audit-Related Fees (b)	—	328
Tax Fees (c)	35	38
Total	$3,719	$4,109

(a)Fees for audit services billed for 2021 and 2020 consisted of fees for:
•the audit of our annual financial statements;
•the attestation of the effectiveness of internal controls as required by Section 404 of the Sarbanes-Oxley Act of 2002;
•reviews of our quarterly financial statements; and
•statutory audits, consents and other services related to SEC matters.
(b)Fees for audit-related services billed in 2020 consisted of services pertaining to our $500 million senior unsecured notes offering in April 2020 and $350 million senior unsecured notes offering in September 2020.
(c)Tax fees billed in 2021 and 2020 were related to tax planning services.

The Audit Committee is required by its charter to pre-approve audit services and permitted non-audit services to be performed by our independent registered public accounting firm. The Audit Committee approved all audit and permitted non-audit services provided by Deloitte during 2021. In considering the nature of the non-audit services provided by Deloitte, the Audit Committee determined that such services are compatible with maintaining the independent accountant's independence. The Audit Committee discussed these non-audit services with Deloitte and management to determine that they are permitted under the rules and regulations concerning auditor independence promulgated by the SEC to implement the Sarbanes-Oxley Act of 2002, as well as the American Institute of Certified Public Accountants.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2022.

Audit Committee Report
We are responsible for providing independent, objective oversight of the Company's accounting functions and internal controls and operate pursuant to a written charter approved by the Company’s Board. We are comprised entirely of at least three independent directors who meet independence, experience and other qualification requirements of the NYSE listing standards, Section 10A(m)(3) of the Securities Exchange Act of 1934, and the rules and regulations of the SEC. The Company’s Board has determined the Audit Committee’s chair, Mr. Ferraro, and Ms. Bailo, by virtue of their education, training and professional experience, qualify as "audit committee financial experts," as defined by SEC rules.
Management is responsible for the Company’s financial reporting process, including the Company’s system of internal controls, and for the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States. The Company’s independent registered public accounting firm, or "independent accountants," is responsible for auditing the Company's consolidated financial statements and providing an opinion as to their conformity with accounting principles generally accepted in the United States as well as attesting and reporting on the effectiveness of the Company's internal controls over financial reporting. Our responsibility is to monitor and review these processes. It is not our duty or responsibility to conduct auditing or accounting reviews or procedures. Consequently, in carrying out our oversight responsibilities, we shall not be charged with, and are not providing, any expert or special assurance as to the Company’s financial statements, or any professional certification as to the independent accountants’ work. In addition, we have relied on management’s representation that the financial statements have been prepared with integrity and objectively in conformity with accounting principles generally accepted in the United States and on the representations of the independent accountants included in their report on the Company’s financial statements.
During 2021, we met seven times. We schedule our meetings to ensure we have sufficient time to devote attention to all of our tasks. During 2021, and subsequent to the end of the year, we:
•appointed Deloitte as the independent registered public accounting firm for 2021;
•met with management and the independent accountants to review and discuss the Company’s critical accounting policies and significant estimates;
•met with management and the independent accountants to review and approve the 2021 audit plan;
•met regularly with both the independent accountants and the Chief Internal Audit Executive outside the presence of management;
•met with management and the independent accountants to review the audited financial statements for the year ended January 1, 2022, and internal controls over financial reporting as of January 1, 2022;
•reviewed and discussed the quarterly and annual reports prior to filing with the SEC;
•reviewed and discussed the quarterly earnings press releases;
•met with the Chief Internal Audit Executive to review, among other things, the audit plan, test work, findings and recommendations, and staffing;
•reviewed the processes by which risk, including cyber security risk, is assessed and mitigated;
•reviewed and amended the Audit Committee charter; and
•completed all other responsibilities under the Audit Committee charter.
We have discussed with the independent accountants the matters required by PCAOB Auditing Standards and related Rules, including Auditing Standard 1301, Communications with Audit Committees, and SEC Regulation S-X Rule 2-07, Communication With Audit and Finance Committees (Rule 2-07), which includes a review of significant accounting estimates and the Company’s accounting practices. In addition, we have received written disclosures and the letter from the independent accountants required by PCAOB Ethics and Independence Rule 3526, Communications with Audit Committees Concerning Independence, and discussed with the independent accountants their firm’s independence.
Based upon our discussion with management and the independent accountants, and our review of the representations of management and the independent accountants, we recommended to the Board that the audited consolidated financial statements be included in the Company’s annual report on Form 10-K for the year ended January 1, 2022.
We considered whether the independent accountants’ provision of non-audit services to the Company is compatible with maintaining the independent accountants’ independence and have determined the provision of the non-audit services is compatible with the independent accountants’ independence. Accordingly, we have approved retention of Deloitte as the Company’s independent registered public accounting firm for 2022.
We reviewed and reassessed the adequacy of the Audit Committee Charter.

THE AUDIT COMMITTEE
John F. Ferraro, Chair
Carla J. Bailo
Arthur L. Valdez Jr.

Proposal No. 4
Stockholder Proposal Entitled "Proxy Access"

The Company has received a stockholder proposal from Mr. John Chevedden, 2215 Nelson Avenue, No. 205, Redondo Beach, CA 90278, a beneficial owner of at least 50 shares of our common stock (the “Proponent”). The Proponent has requested that the proposal set forth below in italics be presented for a vote at our Annual Meeting:

"Proposal 4 - Improve Our Catch-22 Proxy Access

Shareholders request that our board of directors take the steps necessary to enable as many shareholders as may be needed to combine their shares to equal 3% of our stock owned continuously for 3-years in order to enable shareholder proxy access.

This proposal topic won 41% support at the 2021 Advance Auto Parts annual meeting. This 41% support likely represented 51% support from the shares that have access to independent proxy voting advice and need not rely on the biased voting recommendations of management.

It is time to realize that the current arbitrary ration of 20 shareholders to initiate shareholder proxy access is not workable. This is the 8th year that more than 500 companies have had shareholder right to proxy access. There has not been on serious attempt of shareholder proxy access at any major company.

The current arbitrary ration of 20 shareholders to initiate shareholder proxy access can be called Catch-22 Proxy Access. In order to assemble a group of 20 shareholders, who have owned 3% of company stock for an unbroken 3-years, one would reasonably need to start with 60 activist shareholders who own 9% of company stock for an unbroken 3-years because initiating proxy access is a complicated process that is easily susceptible to errors. It is a daunting process that is also highly susceptible to dropouts.

The 60 activist shareholders could then be whittled down to 40 shareholders because some shareholders would be unable to timely meet all the paper chase requirements. After the 40 shareholders submit their paperwork to management - then management might arbitrarily claim that 10 shareholders do not meet the requirements figuring that shareholders do not want a battle in court and management might convince another 10 shareholders to drop out - leaving 20 shareholders.

But the current bylaws do not allow 40 shareholders to submit their paperwork to management to end up with 20 qualified shareholders. And 60 shareholders who own 9% of company for an unbroken 3-years might determine that they own 51% of company stock when length of unbroken stock ownership is factored out.

But how does one begin to assemble a group of 60 potential participants if potential participants cannot even be guaranteed participant status after following the tedious rules that can easily be 4500-words of legalese with the directors having the last word on interpreting the 4500-words. A single shareholder always takes the risk that one will be the 21st shareholder that could be voted off the island by the arbitrary ration of 20 shareholders after a substantial investment of time.

It is important to remember that the largest shareholders can be the least likely shareholders to take on the administrative burden of initiating shareholder proxy access. Management has not claimed that any of our largest shareholders have even submitted a rule 14a-8 shareholder proposal which is less work that initiating shareholder proxy access.

Please vote yes:
Improve Our Catch-22 Proxy Access - Proposal 4."

Board of Directors’ Statement in Opposition to Proposal No. 4:

Our By-laws have included a strong, market-standard proxy access right since 2017. Our By-laws provide that a shareholder, or group of up to 20 shareholders, that has owned continuously for at least three years shares of our common stock representing an aggregate of at least 3% percent of the outstanding shares of our common stock may nominate and include in our proxy materials director nominees constituting the greater of (i) two individuals or (ii) 20% of our Board. The proposal requests that the Board amend our proxy access By-law provision to eliminate the limit on the number of shareholders that can aggregate their common stock ownership to meet our minimum stock ownership threshold.

We believe our existing proxy access right provides our shareholders with a meaningful role in the nomination and election of directors and reflects the current standard for proxy access provisions. We have a long-standing commitment to strong corporate governance and shareholder engagement, and we believe that eliminating the group aggregation limit in our proxy access By-law is unnecessary and contrary to our shareholders’ interests. We recommend a vote “AGAINST” the proposal.

Our existing proxy access By-law provision provides meaningful proxy access while helping reduce the risk of abuse by small special interest groups and the administrative burden on the Company.

Our Board evaluated a number of different factors and potential formulations in adopting our proxy access By-law, and struck a balance between protecting the right of shareholders to have meaningful participation in the director election process and protecting the interests of all shareholders by instituting reasonable terms and informational and procedural requirements. The 20-shareholder aggregation limit does not unduly restrict any shareholder from forming a group to submit a proxy access nomination, and provides ample opportunities for all shareholders to combine with other shareholders to reach the 3% threshold. Pursuant to our proxy access provision, 20 holders each owning just 0.15% of our outstanding stock could aggregate their shares to reach the 3% aggregation threshold required to submit nominations for inclusion in our proxy statement, or holders of even less than 0.15% of our stock could combine their holdings with other relatively small shareholders to submit nominations. In addition, the aggregation limit in our proxy access By-law provision treats certain funds as a single shareholder for purposes of determining the aggregate number of permissible shareholders, which provides our shareholders with a greater ability to reach the 3% percent ownership threshold with up to 20 eligible holders. Based on feedback from our shareholders and the Board’s assessment of the relative merits of various proxy access formulations, we believe our existing proxy access By-law provide a meaningful and appropriate means for shareholders to nominate individuals to serve on our Board.

Based on publicly disclosed ownership information, five of our largest shareholders each own well over 3% of our outstanding common stock, and our 20 largest shareholders in the aggregate own approximately 57% of our outstanding common stock. Any combination of 20 of our top 106 shareholders could aggregate to meet the 3% ownership requirement. Given that a high percentage of our shares are held by institutional investors and our shareholder ownership profile has remained fairly consistent over at least the last three years, there are many opportunities for groups of far fewer than 20 shareholders to aggregate their shares to reach the 3% ownership requirement. In the absence of a reasonable limitation on the number of shareholders in a group participating in a proxy access nomination, proxy access could be abused by a group including shareholders that do not have a substantial economic stake in the Company or who may have special or short-term interests and are not able to gain a threshold level of support. Removing the shareholder aggregation limit could increase the risk of abuse of proxy access rights by shareholders with special interests, including interests unrelated to creation of long-term shareholder value.

In addition, elimination of the reasonable limitation on the number of shareholders who can assemble as a group to establish the ownership threshold required to make a proxy access nomination may result in excessive administrative burden and expense for the Company. In the absence of a reasonable limitation on the number of shareholders in a group participating in a proxy access nomination, the Company could be required to review and verify the information and representations of hundreds of shareholders to establish a group’s eligibility and make burdensome and time-consuming inquiries into the nature and duration of the share ownership. This unwieldy administrative burden could distract our employees, create excessive expense that other shareholders must bear and impede the exercise of proxy access rights by other shareholders.

Our existing proxy access By-law provision is consistent with accepted market practice, and the vast majority of companies with a proxy access provision have a shareholder aggregation limit that is equal to or more restrictive than ours.

Our Board believes that our existing proxy access By-law provision, including the 20-shareholder aggregation limit, is in line with market practice. The 20-shareholder aggregation limit has been adopted by the vast majority (93% as of January 2020) of companies that have implemented proxy access and is endorsed by several of our top institutional shareholders, many of whom have adopted a similar standard for their own governance practices.

We routinely engage with our shareholders on a variety of topics, and our proxy access provision has not been raised by them as an area of concern. Our shareholders previously considered and rejected a similar proposal from Mr. Chevedden on this same topic at last year's annual meeting. Additionally, according to Gibson Dunn's 2021 article "Shareholder Proposal Developments During the 2021 Proxy Season" and Sidley's 2020 piece "Proxy Access: A Five-Year Review," not one single proposal submitted to shareholders to amend proxy access rights has received majority support since 2016. The fact that no such proposals have passed despite favorable voting recommendations from Institutional Shareholder Services provides anecdotal evidence that "most shareholders are satisfied with proxy access on terms that have become market standard." Furthermore, several institutional investors, including holders of our stock, support proposals requesting standard proxy access terms, including a shareholder aggregation cap of up to 20 shareholders to reach the requisite ownership threshold, but do not support and recommend voting against proposals like this one that have non-standard or outlier parameters.

The Company’s shareholder friendly corporate governance practices empower shareholders and promote Board accountability.

We have strong corporate governance practices and a record of accountability. Our current corporate governance practices reflect our Board’s dedication to being responsive and accountable to shareholders. Together, management and our Board regularly assess and refine our corporate governance policies and procedures to take into account evolving best practices and to address feedback that our shareholders and other stakeholders provide. In addition to the proxy access By-law provision that our Board has already adopted, we have implemented other corporate governance measures to ensure the Board remains responsive and accountable to shareholders and to provide our shareholders with greater influence on the nomination and election of directors and the ability to directly communicate their views to our directors.

In addition to the proxy access By-law, one or more shareholders owning 10% or more of our outstanding voting stock are entitled to call a special meeting of shareholders. The ability for 10% of our shareholders to call a special meeting represents a significant shareholder right. In addition, the Company’s By-laws have several corporate governance provisions and the Company current has several governance practices, which empower shareholders to express their views or take action and enhance Board accountability:

Declassified Board of Directors - All of the Company’s directors are elected annually by the shareholders, and shareholders can remove directors with or without cause.

Majority Voting for Election of Board of Directors - The Company’s directors are elected by a majority voting standard in uncontested elections.

Majority Voting for Certificate of Incorporation and By-law Amendments - The Company’s certificate of incorporation and bylaws do not have supermajority voting provisions. Shareholders can approve binding certificate of incorporation and By-laws amendments with a majority vote in uncontested elections.

No Shareholder Rights Plan - The Company does not have a shareholder rights plan (also known as a “poison pill”).

Independent Board Leadership - The current Chairman of the Board is an independent director, as are the chair and members of each committee of the Board.

Shareholder Engagement - Shareholders can communicate directly with the Board and/or individual directors. In addition, management and members of the Board regularly engage with shareholders to solicit their views on important issues such as executive compensation and corporate governance.

Given the Company's commitment to strong corporate governance practices, which includes the adoption of a proxy access By-law that is broadly consistent with market practice, the Board believes that the changes requested to our proxy access By-law are not necessary or advisable at this time.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST PROPOSAL NO. 4.

Other Matters
A copy of our 2021 annual report to stockholders is being sent to each stockholder of record. The annual report is not part of our proxy soliciting material but it can be accessed at ir.advanceautoparts.com under "Financials."
Who is soliciting my vote?
Our Board is soliciting your proxy to vote at the Annual Meeting.
Who is paying the costs of this proxy solicitation?
Our Company is paying the costs of the solicitation of proxies. We have engaged D.F. King & Co. to assist in the solicitation of proxies and to provide related advice and informational support for a fee of $12,500 plus an allowance for the reimbursement of customary disbursements. We will also reimburse brokers, banks or other custodians, nominees and fiduciaries for their charges and expenses in forwarding proxy materials to beneficial owners. In addition, certain of our directors, officers and regular employees, without additional compensation, may solicit proxies on our behalf in person, by telephone or by electronic communication.
Will any other matters be voted on?
The Board does not intend to present any other matters at the Annual Meeting. We do not know of any other matters that will be brought before the stockholders for a vote at the Annual Meeting. If any other matter is properly brought before the Annual Meeting, your signed proxy card gives authority to Tammy M. Finley and Jeffrey W. Shepherd as proxies, with full power of substitution ("Proxies"), to vote on such matters in their discretion in accordance with their best judgment.
Who is entitled to vote?
Stockholders of record as of the close of business on March 24, 2022 are entitled to vote at the Annual Meeting.
How many votes do I have?
For every matter acted on, you will have one vote for every share of Company common stock that you owned at the close of business on the Record Date. You are not entitled to cumulate your votes.
What is the difference between holding shares as a stockholder of record and as a beneficial owner?
Many stockholders hold their shares through a broker or bank rather than directly in their own names. As summarized below, there are some distinctions between shares held of record and those owned beneficially.
Stockholder of Record
If your shares are registered directly in your name with our transfer agent, Computershare, you are considered, with respect to those shares, the stockholder of record, and proxy materials are being sent directly to you by the Company.
Beneficial Owner
If your shares are held in a stock brokerage account or by a bank, you are considered the beneficial owner of shares held in street name, and proxy materials are being forwarded to you by your bank or broker, which is considered the stockholder of record of these shares. As the beneficial owner, you have the right to direct your bank or broker how to vote and are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote these shares in person at the Annual Meeting unless you bring with you a legal proxy from the stockholder of record. Your bank or broker has provided a voting instruction card to provide you directions for how to vote your shares.
How do I vote?
If you are a stockholder of record, there are four ways to vote:
•By Internet at www.proxyvote.com;
•By toll-free telephone at 1-800-690-6903;
•By completing and mailing your proxy card; or
•By voting live at the virtual Annual Meeting.
If you vote by Internet or telephone, your vote must be received by 11:59 P.M. (EDT) on May 18, 2022, the day before the Annual Meeting. Your shares will be voted as you indicate. If you sign and return your proxy card but you do not indicate your voting preferences, the Proxies will vote your shares FOR Proposal Nos. 1, 2 and 3 and AGAINST Proposal No. 4.
If your shares are held in street name, you should follow the voting directions provided by your bank or broker. You may complete and mail a voting instruction card to your bank or broker or, in most cases, submit voting instructions by the Internet or telephone to your bank or broker. If you provide specific voting instructions by mail, the Internet or telephone, your shares should be voted by your bank or broker as you have directed. AS A RESULT OF THE NYSE'S RULES, YOUR BANK OR BROKER CANNOT VOTE WITH RESPECT TO ANY PROPOSAL, EXCEPT FOR PROPOSAL NO. 3, UNLESS IT RECEIVES VOTING INSTRUCTIONS FROM YOU.
You will have the opportunity to vote live at the virtual Annual Meeting if you choose to do so. If you hold your shares in street name, you must request a legal proxy from your bank or broker to vote live at the virtual Annual Meeting.

Can I change my vote or revoke my proxy?
Yes. If you are a stockholder of record, you can change your vote or revoke your proxy any time before the Annual Meeting by:
•Entering a new vote by Internet or telephone by 11:59 P.M. (EDT) on May 18, 2022;
•Returning a later-dated proxy card;
•Sending written notice of revocation to Tammy M. Finley, Executive Vice President, General Counsel and Corporate Secretary at the Company’s address of record, which is 4200 Six Forks Road, Raleigh, North Carolina 27609; or
•Voting live at the virtual Annual Meeting.
If your shares are held in street name, you must follow the specific directions provided to you by your bank or broker to change or revoke any instructions you have already provided to your bank or broker.
Is my vote confidential?
It is our policy that all proxies, ballots, voting instructions and tabulations that identify the vote of a stockholder will be kept confidential from the Company, its directors, officers and employees until after the final vote is tabulated and announced, except in limited circumstances, including: any contested solicitation of proxies, when required to meet a legal requirement, to defend a claim against the Company or to assert a claim by the Company, and when written comments by a stockholder appear on a proxy card or other voting material.
How are votes counted?
Votes are counted by inspectors of election designated by the corporate secretary.
What is the quorum requirement of the Annual Meeting?
A majority of the outstanding shares of our common stock on the Record Date, represented live or by proxy at the Annual Meeting, constitutes a quorum for voting on proposals at the Annual Meeting. If you vote, your shares will be part of the quorum. Abstentions, including those recorded by brokers holding their customers’ shares, and broker non-votes will be counted in determining the quorum. On the Record Date, there were 61,091,143 shares outstanding and 280 stockholders of record.  A majority of our common stock, or 30,545,572 shares, will constitute a quorum. A majority of the shares present at the Annual Meeting may adjourn the meeting even if the number of shares present do not constitute a quorum.
What are broker non-votes?
Broker non-votes occur when holders of record, such as banks and brokers holding shares on behalf of beneficial owners, do not receive voting instructions from the beneficial owners by the date specified in the statement requesting voting instructions that has been provided by the bank or broker.
If that happens, the bank or broker may vote those shares only on matters as permitted by the NYSE. The NYSE prohibits banks and brokers from voting uninstructed shares in, among other things, the election of directors and matters related to executive compensation; accordingly, banks and brokers cannot vote with respect to any Proposal presented for consideration in this Proxy Statement except for Proposal No. 3 unless they receive voting instructions from the beneficial owners. Broker non-votes are not treated as votes cast under Delaware law.
What vote is required to approve each proposal?
Proposal No. 1.  For the election of directors, the ten nominees for director will be elected if they receive a majority of the votes cast at the Annual Meeting for the election of directors. For purposes of the election of directors, a majority of votes cast means that the number of shares voted "for" a director’s election exceeds 50 percent of the number of votes cast with respect to that director’s election, and votes cast include votes against and exclude abstentions and broker non-votes. Accordingly, abstentions and broker non-votes will have no effect on the outcome of the proposal.
Proposal No. 2.  The advisory vote to approve the compensation of the Company’s named executive officers requires the approving vote of a majority of the shares of our common stock that are present, or represented by proxy, and entitled to vote at the Annual Meeting. Abstentions count as votes cast and have the effect of a vote against the proposal. The number of votes cast excludes broker non-votes, and broker non-votes will have no effect on the outcome of the proposal. Although the advisory vote to approve the compensation of the Company’s named executive officers is non-binding, the Board and the Compensation Committee will review the voting results and consider them in making future decisions about executive compensation programs.
Proposal No. 3. Ratification of our independent registered public accounting firm requires the approving vote of a majority of the shares of our common stock that are present, or represented by proxy, and entitled to vote at the Annual Meeting. Abstentions count as votes cast and have the effect of a vote against the proposal.
Proposal No. 4. The vote to approve the stockholder proposal regarding the request to amend our proxy access bylaws, requires the approving vote of a majority of the shares of our common stock that are present, or represented by proxy, and entitled to vote at the Annual Meeting. Abstentions count as votes cast and have the effect of a vote against the proposal. The number of votes cast excludes broker non-votes, and broker non-votes will have no effect on the outcome of the proposal.
Who can attend the Annual Meeting?
Only Advance Auto Parts stockholders as of the close of business on the Record Date may attend the Annual Meeting.

What do I need to do to attend the Annual Meeting and how will it be conducted?
The Annual Meeting will be conducted online in a manner similar to an in person meeting. You will be able to attend the Annual Meeting online, vote your shares electronically and submit questions related to the proposals during the meeting by visiting www.virtualshareholdermeeting.com/AAP2022 and following the instructions on your proxy or notice card. Please note that you are also able to submit questions in advance of the meeting by visiting www.virtualshareholdermeeting.com/AAP2022 and following the instructions posted there. Rules of Conduct for the Annual Meeting will be available at the virtual forum site. The Annual Meeting will begin promptly at 8:30 a.m. Eastern Time. The Company encourages you to access the Annual Meeting prior to the start time to allow time to complete check in procedures.
What does it mean if I get more than one proxy card?
It means you own shares in more than one account. You should vote the shares on each of your proxy cards.
How can I consolidate multiple accounts registered in variations of the same name?
If you have multiple accounts, we encourage you to consolidate your accounts by having all your shares registered in exactly the same name and address. You may do this by contacting our transfer agent, Computershare, toll-free at (866) 865-6327 or at P.O. Box 505000, Louisville, KY 40233-5000, Attention: Shareholder Correspondence.
I own my shares indirectly through my broker, bank or other nominee, and I receive multiple copies of the annual report, Proxy Statement and other mailings because more than one person in my household is a beneficial owner. How can I change the number of copies of these mailings that are sent to my household?
If you and other members of your household are beneficial owners, you may eliminate this duplication of mailings by contacting your broker, bank or other nominee. Duplicate mailings in most cases are wasteful for us and inconvenient for you, and we encourage you to eliminate them whenever you can. If you have eliminated duplicate mailings, but for any reason would like to resume them, you must contact your broker, bank or other nominee.
I own my shares directly as a registered owner of Company common stock and so do other members of my family living in my household. How can I change the number of copies of the annual report, Proxy Statement and other mailings being delivered to my household?
Family members living in the same household generally receive only one copy per household of the annual report, Proxy Statement and most other mailings. The only item which is separately mailed for each registered stockholder or account is a proxy card. If you wish to start receiving separate copies in your name, apart from others in your household, you must contact Computershare toll-free at (866) 865-6327 or at P.O. Box 505000, Louisville, KY 40233-5000, Attention: Shareholder Correspondence, and request that action. Within 30 days after your request is received we will start sending you separate mailings. If, for any reason, you and members of your household are receiving multiple copies and you want to eliminate the duplications, please also contact Computershare and request that action. That request must be made by each person in the household entitled to receive the materials.
Multiple stockholders live in my household and together we received only one copy of this year’s annual report and Proxy Statement. How can I obtain my own separate copy of the documents for the Annual Meeting in May?
You may download copies from our Internet website, ir.advanceautoparts.com (click on the home page link to 2022 Annual Meeting materials). If you want copies mailed to you and you are a beneficial owner, you must request them from your broker, bank, or other nominee. If you want copies mailed to you and you are a stockholder of record, we will promptly mail additional copies to you, at no charge, if you request them from Investor Relations by phone at (919) 227-5466 or by mail to 4200 Six Forks Road, Raleigh, 27609, Attention: Investor Relations. We cannot guarantee you will receive mailed copies before the Annual Meeting.
Where can I find the voting results of the Annual Meeting?
We plan to announce preliminary voting results at the Annual Meeting and publish final results in a Report on Form 8-K within four business days following the Annual Meeting.
What is the deadline for consideration of stockholder proposals or director nominations for the 2023 annual meeting of stockholders?
If you are a stockholder and you want to present a proposal at the 2023 annual meeting and have it included in our proxy statement for that meeting, you must submit the proposal in writing to our corporate offices at 4200 Six Forks Road, Raleigh, North Carolina, 27609, Attention: Corporate Secretary, on or before December 2, 2022. Applicable SEC rules and regulations govern the submission of stockholder proposals and our consideration of them for inclusion in next year’s proxy statement.
If you want to present a proposal at the 2023 annual meeting (other than pursuant to SEC rules and regulations) or to nominate a person for election as a director, you must comply with the requirements set forth in our by-laws. Our by-laws require, among other things, that our corporate secretary receive written notice from the stockholder of intent to present such proposal or nomination no less than 120 days and no more than 150 days prior to the first anniversary of the date of the preceding year’s annual meeting. Therefore, we must receive notice of such proposal no earlier than December 20, 2022, and no later than January 19, 2023. The notice must contain the information required by our by-laws. You may obtain a print copy of our by-laws by submitting a request to: Advance Auto Parts, 4200 Six Forks Road, Raleigh, North Carolina 27609, Attention: Corporate Secretary. Our by-laws are also available on our website at ir.advanceautoparts.com under "Governance." Our Chair of the Board or any other person presiding at the meeting may exclude any matter that is not properly presented in accordance with these requirements.
What is the deadline for director nominations for the 2023 annual meeting of stockholders using proxy access?
A shareholder, or group of up to 20 shareholders, that has owned continuously for at least three years shares of our common stock representing an aggregate of at least three percent of the outstanding shares of our common stock may nominate and include in our proxy materials director nominees constituting the greater of (i) two individuals and (ii) 20% of our Board. All director nominees must satisfy the requirements included in the Company’s by-laws.
If you are a stockholder and want to nominate a director for our 2023 annual meeting of stockholders, we must receive notice of the nomination no earlier than November 2, 2022 and no later than December 2, 2022. The notice of nomination using process access should be submitted in writing to our offices at 4200 Six Forks Road, Raleigh, North Carolina 27609, Attention: Corporate Secretary. The notice of nomination must include the information required for director nominations using proxy access required by our by-laws. Proxy access nominees who do not receive at least a 25% vote in favor of election or withdraw their nomination will be ineligible as a nominee for the following two years.
You may obtain a print copy of our by-laws by submitting a request to: Advance Auto Parts, 4200 Six Forks Road, Raleigh, North Carolina 27609, Attention: Corporate Secretary. Our by-laws are also available on our website at ir.advanceautoparts.com under "Governance."

We look forward to you joining us at our Annual Meeting. Regardless of whether you expect to attend the meeting, please vote your shares in one of the ways outlined in the Notice of Annual Meeting.

By order of the Board of Directors,
Tammy Moss Finley
Executive Vice President, General Counsel and Corporate Secretary
Raleigh, North Carolina
April 1, 2022

ADVANCE AUTO PARTS, INC.
4200 SIX FORKS ROAD
RALEIGH, NC 27609

SCAN TO VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com** or scan the QR Barcode above

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on May 18, 2022. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/AAP2022**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on May 18, 2022. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D68303-P69221

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

ADVANCE AUTO PARTS, INC.

The Board of Directors recommends you vote FOR all Nominees listed in Proposal 1.

1. Election of the ten directors listed below.

Nominees:

	For	Against	Abstain
1a. Carla J. Bailo	☐	☐	☐
1b. John F. Ferraro	☐	☐	☐
1c. Thomas R. Greco	☐	☐	☐
1d. Joan M. Hilson	☐	☐	☐
1e. Jeffrey J. Jones II	☐	☐	☐
1f. Eugene I. Lee, Jr.	☐	☐	☐
1g. Douglas A. Pertz	☐	☐	☐
1h. Sherice R. Torres	☐	☐	☐
1i. Nigel Travis	☐	☐	☐
1j. Arthur L. Valdez Jr.	☐	☐	☐

The Board of Directors recommends you vote FOR Proposals 2 and 3.	For	Against	Abstain
2. Approve, by advisory vote, the compensation of our named executive officers.	☐	☐	☐
3. Ratify the appointment of Deloitte & Touche LLP (Deloitte) as our independent registered public accounting firm for 2022.	☐	☐	☐

The Board of Directors recommends you vote AGAINST the following Proposal:	For	Against	Abstain
4. Vote on the stockholder proposal, if presented at the Annual Meeting, regarding amending our proxy access rights to remove the shareholder aggregation limit.	☐	☐	☐

NOTE: Transact other business that may properly come before the meeting or any meetings held upon any adjournment or postponement of the meeting.

All proxies heretofore given or executed with respect to the shares of stock represented by this proxy are, by the filing of this proxy, expressly revoked.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

D68304-P69221

Advance Auto Parts

This proxy is solicited by the Board of Directors of Advance Auto Parts, Inc.

The undersigned stockholder(s) hereby appoint(s) Tammy M. Finley and Jeffrey W. Shepherd, or either of them, as proxies, each with the power to appoint his or her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of ADVANCE AUTO PARTS, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 8:30 AM, ET on Thursday, May 19, 2022, at www.virtualshareholdermeeting.com/AAP2022, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations and in the discretion of the proxies named herein on any other matters as may properly come before the meeting or any postponement thereof. Receipt of Notice of the Annual Meeting and Proxy Statement for the 2022 Annual Meeting is hereby acknowledged.

Continued and to be signed on reverse side